                                  EXHIBIT 2.1

                                                                 EXECUTION COPY






                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                October 8, 1996


                       BETWEEN JACOR COMMUNICATIONS, INC.,

                                      AND

                          REGENT COMMUNICATIONS, INC.

                               TABLE OF CONTENTS

                                                                           Page
                                   SECTION 1

                                  DEFINITIONS

1.1   Defined Terms........................................................  1
1.2   Other Defined Terms..................................................  6

                                   SECTION 2

                                   THE MERGER

2.1   Surviving Corporation................................................  7
2.2   Certificate of Incorporation.........................................  8
2.3   Bylaws...............................................................  8
2.4   Directors............................................................  8
2.5   Officers.............................................................  8
2.6   Effective Time.......................................................  8
2.7   Effect on Capital Stock..............................................  8
2.8   Long Term Debt Adjustment............................................ 13
2.9   Dissenting Shares.................................................... 15
2.10  Treatment of Regent Employee Stock Options........................... 15
2.11  Exchange of Regent Stock............................................. 16
2.12  Closing.............................................................. 18

                                   SECTION 3

                     REPRESENTATION AND WARRANTIES OF REGENT

3.1   Corporate Standing................................................... 19
3.2   Power and Authority of Regent; Authorization......................... 19
3.3   Absence of Restrictions and Conflict................................. 20
3.4   Capitalization of Regent and Regent Subsidiaries..................... 21
3.5   Financial Statements................................................. 22
3.6   Title to and Condition of Assets..................................... 23
3.7   Trademarks, etc...................................................... 24
3.8   Legal Proceedings.................................................... 25

3.9   Environmental Matters................................................ 25
3.10  FCC Authorization; Compliance with Laws.............................. 26
3.11  Employee Benefit Plans............................................... 27
3.12  Labor Relations...................................................... 29
3.13  Regent Material Contracts............................................ 30
3.14  Good Standing of Contracts........................................... 31
3.15  Major Customers...................................................... 32
3.16  Absence of Certain Changes and Events................................ 32
3.17  Insurance............................................................ 33
3.18  Tax Matters.......................................................... 33
3.19  Information Supplied for Registration Statement...................... 34
3.20  Brokers' and Finders' Fees........................................... 34
3.21  Takeover Statutes.................................................... 34

                                   SECTION 4

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

4.1   Corporate Standing................................................... 35
4.2   Power and Authority of Acquiror; Authorization....................... 36
4.3   Absence of Restrictions and Conflict................................. 36
4.4   Capitalization of Acquiror........................................... 37
4.5   Acquiror Commission Reports and Financial Statements................. 37
4.6   Information Supplied for Registration Statement...................... 39
4.7   Qualification........................................................ 39
4.8   Brokers' and Finders' Fees........................................... 39
4.9   Tax Requirements..................................................... 39

                                   SECTION 5

                                   COVENANTS

5.1   Cooperation.......................................................... 40
5.2   FCC Consent and HSR Filing........................................... 41
5.3   Conduct of Business by Regent........................................ 41
5.4   Inspection and Access to Information................................. 46
5.5   Registration Statement............................................... 47
5.6   Regent Stockholder Matters........................................... 47
5.7   Stock Market Additional Shares Notification.......................... 47
5.8   Regent Affiliates.................................................... 48
5.9   Public Announcements................................................. 48
5.10  Financial Statements and SEC Reports................................. 48
5.11  Rule 144 Information................................................. 49

5.12  Indemnification...................................................... 49
5.13  Employee Benefits.................................................... 50
5.14  Tax Treatment........................................................ 51
5.15  Environmental Inspection............................................. 51
5.16  Escrow Agreement; Registration Rights Agreement...................... 52
5.17  Notification......................................................... 52
5.18  Regent Accountant's Letter........................................... 53
5.19  Acquiror Accountant's Letter......................................... 53
5.20  Purchase, Sale and Option Agreements................................. 53
5.21  Time Brokerage Agreement............................................. 53
5.22  [Intentionally Left Blank]........................................... 54
5.23  FM Translator Stations............................................... 54
5.24  BFI Credit Line...................................................... 54

                                   SECTION 6

6.1   Conditions to Each Party's Obligations............................... 55
6.2   Conditions to Acquiror's Obligations................................. 56
6.3   Conditions to Regent's Obligation.................................... 58

                                   SECTION 7

                Nonsurvival of Representations and Warranties

                                   SECTION 8

                                  TERMINATION

8.1   Termination.......................................................... 60

                                   SECTION 9

                                 MISCELLANEOUS

9.1   Confidentiality...................................................... 62
9.2   Notices.............................................................. 63
9.3   Third Party Rights................................................... 64
9.4   Parties in Interest; Assignment...................................... 64
9.5   Construction; Governing Law.......................................... 64
9.6   Entire Agreement; Amendment and Waiver............................... 64

9.7   Severability......................................................... 65
9.8   Counterparts......................................................... 65
9.9   Expenses............................................................. 65
9.10  Time of Essence...................................................... 65
9.11  Knowledge............................................................ 66
9.12  Acknowledgement...................................................... 66


Exhibits

Exhibit A          -    Plan of Merger
Exhibit B          -    Form of Warrant Agreement
Exhibit C          -    Regent Shareholders' Tax Representations
Exhibit D          -    Regent Tax Representations
Exhibit E          -    Acquiror Tax Representations
Exhibit F          -    Form of Stockholders' Consent
Exhibit G          -    Form of Rule 145 Affiliate Letter
Exhibit H          -    Escrow Agreement (Letter of Credit)
Exhibit I          -    Form of Registration Rights Agreement
Exhibit J          -    Regent Time Brokerage Agreement
Exhibit K          -    TBA Consents
Exhibit L          -    Form of Credit Facility
Exhibit M          -    Opinions of Tax Counsel
Exhibit N          -    SRLV Time Brokerage Agreement
Exhibit O          -    Promissory Note

                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of October 8, 1996, between JACOR COMMUNICATIONS, INC., a Delaware corporation
("Acquiror"), and Regent Communications, Inc., a Delaware corporation
("Regent").

          WITNESSETH:

          The respective Boards of Directors of Acquiror and Regent have approved, and deem it advisable and in their respective shareholders' best interests to consummate, the business combination transaction (the "Merger") provided for herein and in the Plan of Merger between Regent and Acquiror. A copy of the Plan of Merger is attached to this Agreement as Exhibit A and incorporated by reference herein as if fully set out herein (the "Plan of Merger" or the "Plan").

          Acquiror and Regent are willing to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and intending to be legally bound, Acquiror and Regent agree as follows:

                                   SECTION 1

                                  DEFINITIONS

     1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

     "Assigned Contracts" shall mean all contracts assigned to Citicasters Co., as broker, under the TBA.

     "Cash Election" shall mean any election by Acquiror to make any adjustment to the Merger Consideration required pursuant to

Sections 2.7(B) or 2.8(D) by making a payment in cash to the holders of Regent Stock in lieu of additional shares of Acquiror Common Stock.

     "Closing" shall mean the closing of the transactions contemplated herein and in the Plan of Merger.

     "Closing Date" shall mean the date and time specified pursuant to
Section 2.12 hereof as the date of the Closing.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Credit Agreement" shall mean the Credit Agreement dated October 25, 1995, among the Bank of Montreal, as Co-Agent, General Electric Capital, as Co-Agent, the Lenders named therein and Regent, as amended.

     "DGCL" shall mean the General Corporation Law of the State of Delaware.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "FCC" shall mean the Federal Communications Commission.

     "FCC Authorizations" shall mean the radio broadcast licenses issued to the applicable Regent Subsidiary by the FCC authorizing the operation of the Stations.

     "Final Order" shall mean action by the FCC (i) which has not been vacated, reversed, stayed, set aside, annulled or suspended,(ii) with respect to which no timely appeal, request for stay, or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion under the express provisions of the Federal Communications Act or the FCC's rules is pending, and (iii) as to which the time for filing any such appeal, request, petition or similar document, or for the reconsideration or review by the FCC on its own motion, has expired.

     "Governmental Authority" shall mean any governmental, quasi-governmental, judicial, quasi-judicial or regulatory authority.

     "Hazardous Wastes" shall include, without limitation: (i) hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ., and any other applicable federal, state or local law, rule, regulation, ordinance or requirement, all as amended or hereafter amended; (ii) petroleum, including without limitation crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute);
(iii) any radioactive material, including without limitation any source, special nuclear, or by-product material as defined in 42 U.S.C. Section 2011 ET SEQ.; (iv) asbestos, asbestos-containing materials or any asbestiform minerals in any form or condition; (v) urea formaldehyde and polychlorinated biplenyls; and (vi) any other material or substance regulated as toxic or hazardous or as a pollutant or contaminant.

     "KWNR" shall mean KWNR(FM) in Las Vegas, Nevada.

     "KWNR Purchase" shall mean either (i) the pending purchase by Regent of KWNR(FM) in Las Vegas, Nevada, pursuant to a Plan and Agreement of Reorganization (the "Reorganization Agreement") dated July 19, 1996, among Regent, as the buyer, and Southwest Radio Las Vegas, Inc. and Southwest Florida Enterprises, Inc., as the sellers, pursuant to which Regent is required to issue a 1996 series of convertible preferred stock to the sellers or (ii) the acquisition of KWNR by Jacor pursuant to the Reorganization Agreement, as amended by the agreement dated as of October 8, 1996, as the context shall require.

     "Material Adverse Effect" shall mean with respect to Regent, the Surviving Corporation or Acquiror, as the context may require, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of such party to perform its obligations hereunder; PROVIDED, HOWEVER, that (i) results of operations of Regent and its Subsidiaries, taken as a whole, shall not be a component of Material Adverse Effect for events that occur after the TBA Effective Date;
(ii) after the TBA

Effective Date, no Material Adverse Effect shall be deemed to have occurred if such Material Adverse Effect can be attributed to any action or inaction by Citicasters (or any successor) as the broker of the Stations under the TBA; and (iii) no Material Adverse Effect shall be deemed to have occurred by reason of a general deterioration in the economy or events or conditions in the broadcasting industry.

     "NASDAQ" shall mean the NASDAQ Stock Market's National Market System.

     "Permitted Liens" shall mean the liens under the Credit Agreement and certain liens related to certain seller financing provided in connection with the acquisition of certain Stations, all as described in the Regent Disclosure Letter, and (i) liens for taxes not yet due and payable or which in good faith are being contested or litigated and are not material to the business or operations of Regent, the Regent Subsidiaries and the Stations, taken as a whole; (ii) statutory liens of landlords; (iii) deposits or pledges to secure payments of workers' compensation, unemployment insurance or other social security benefits; (iv) mechanics', carriers', workmens', landlords' or other like liens arising in the ordinary course of business securing obligations which are not delinquent; (v) zoning, building or other restrictions, variances, covenants, rights-of-way, encumbrances, easements and other minor irregularities in title; and (vi) purchase money security interests entered into in the ordinary course of business, none of which, individually or in the aggregate, (A) interfere with the present use or occupancy of any property by Regent or any Regent Subsidiary, (B) have more than an immaterial effect on the value thereof or its present use, or (C) would impair the ability of Acquiror or the Surviving Corporation to use such property for its present use.

     "Person" shall mean any individual, corporation, partnership, limited liability corporation, joint venture, trust, association, unincorporated organization, other entity, group or Governmental Authority.

     "Regent Expenses" shall mean all out-of-pocket fees and expenses incurred or to be incurred by or on behalf of Regent or any of its Subsidiaries in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement and the negotiation, preparation, review and delivery of the agreements contemplated hereby, including all fees and expenses incurred or to be incurred by Coopers & Lybrand, Goldman, Sachs & Co., Wyatt, Tarrant & Combs, Cravath, Swaine & Moore and any other advisors to Regent and Media Venture Partners.

     "Regent Fully Diluted Share Number" shall mean the aggregate number of shares of Regent Common Stock equal to the sum of (i) the aggregate number of shares of Regent Common Stock outstanding on the Closing Date after the exercise of all Options exercised on or prior to such date, (ii) the aggregate number of shares of Regent Preferred Stock outstanding on the Closing Date and (iii) 480,000 (which represents the number of shares of preferred stock that would have been outstanding if Regent had completed the KWNR Purchase).

     "Regent Material Contracts" shall mean the contracts set forth in
Schedule 3.13A to the Regent Disclosure Letter; PROVIDED, HOWEVER, that on and after the TBA Effective Date, the term "Regent Material Contracts" shall no longer include the Assigned Contracts.

     "Regent Stock" shall mean Regent Common Stock and Regent Preferred Stock.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Laws" shall mean (i) the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder, and (ii) all applicable state securities laws.

     "Stations" shall mean the radio broadcasting stations identified in the Regent Disclosure Letter, owned and operated by a Regent Subsidiary pursuant to a license issued by the FCC.

     "Subsidiary" shall mean any corporation or other legal entity of which such party or any of its subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote for the election of directors or similar governing body.

     "TBA Effective Date" shall mean the date the term of the TBA commences pursuant to Section 5.21.

     "Transaction Expense Schedule" shall mean a true and complete schedule of all Regent Expenses for which invoices have been submitted (with a copy of such invoices attached thereto). To the extent practicable, Regent shall cause third parties to submit to Regent not later than two business days prior to the Closing Date final bills for all Regent Expenses.

     1.2 OTHER DEFINED TERMS. The following terms shall have the meanings given such terms in the Sections set forth below:

          Term                                      Section
          ----                                      -------
Acquiror Common Stock                                  2.7
Acquiror Disclosure Letter                             4
Acquiror Financial Statements                          4.5
Application                                            5.2
Aggregate Average Value                                2.7
Average Value of Acquiror Common Stock                 2.7
Base Share Number                                      2.7
Benefit Plans                                          3.11
BFI                                                    5.24
BFI Credit Line                                        5.24
BFI Note                                               5.24
Cash Election                                          2.7
Certificate                                            2.10
Citicasters                                            5.21
Conversion Number                                      2.7
Delaware Certificate of Merger                         2.6
Determination Date                                     2.7
Dissenting Shares                                      2.8
Effective Time                                         2.6
Exchange Agent                                         2.10
Financial Covenants                                    5.24
GAAP                                                   2.9
HSR Act                                                3.3
Information Statement                                  3.19
KWNR                                                   6.2
KWNR Cash Adjustment                                   2.7
KWNR Stock Adjustment                                  2.7
KWNR Stock Consideration                               2.7
Maximum Aggregate Regent Liabilities                   2.7
Merger                                                 Preamble

Merger Consideration                                   2.7
1996 Balance Sheet                                     3.5
New Merger Event                                       2.7
Notice of Disagreement                                 2.8
Options                                                2.10
Pension Plan                                           3.11
Plan of Merger or Plan                                 Preamble
Property                                               3.6
Purchase and Sale Transaction                          2.7
Regent Affiliates                                      5.8
Regent Common Stock                                    3.4
Regent Expenses                                        2.12
Regent Financial Statements                            3.5
Regent Information                                     3.19
Regent Liabilities                                     2.9
Regent Preferred Stock                                 3.4
Registration Rights Agreement                          5.16
Registration Statement                                 3.19
Senior Credit Obligations                              5.24
Stock Consideration                                    2.7
Stock Market Additional Shares                         5.7
Notification
SRLV                                                   6.2
Surviving Corporation                                  2.1
Tax Continuity Level                                   2.7
TBA                                                    5.21
TBA Stations                                           5.21
Transaction Expense Schedule                           2.12
Warrant                                                2.7
Warrant Agreement                                      2.7
Warrant Consideration                                  2.7

                                   SECTION 2

                                   THE MERGER

     2.1 SURVIVING CORPORATION. Subject to Section 2.7(H), the other provisions of this Agreement and the DGCL, at the Effective Time, Regent shall be merged with and into Acquiror, and the separate corporate existence of Regent shall cease. Acquiror shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence with all its rights, privileges, powers and franchises under the laws of the State of Delaware unaffected and unimpaired by the Merger. The Merger shall have the effects set forth in
Section 259 of the DGCL.

     2.2 CERTIFICATE OF INCORPORATION. The certificate of incorporation of Acquiror shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with its terms and the DGCL.

     2.3 BYLAWS. The bylaws of Acquiror shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with their terms and the DGCL.

     2.4 DIRECTORS. The directors of the Surviving Corporation shall consist of the directors of Acquiror immediately prior to the Effective Time, such directors to hold office from the Effective Time until their respective successors are duly elected and qualified or until the earlier of their death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

     2.5 OFFICERS. The officers of the Surviving Corporation shall consist of the officers of Acquiror immediately prior to the Effective Time, such officers to hold office from the Effective Time until their respective successors are duly elected and qualified or until the earlier of their death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

     2.6 EFFECTIVE TIME. If all the conditions set forth in Section 6 shall have been fulfilled or waived in accordance with the terms hereof and this Agreement shall not have been terminated in accordance with Section 8 hereof, the parties hereto shall cause a certificate of merger or other appropriate documents (in any such case, the "Delaware Certificate of Merger") to be properly executed and filed on the Closing Date according to the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective as of the time of filing of a properly executed Delaware Certificate of Merger. The date and time when the Merger becomes effective is herein referred to as the effective time (the "Effective Time").

     2.7 EFFECT ON CAPITAL STOCK. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Regent Stock or any shares of capital stock of Acquiror:

          A.  REGENT STOCK.  Subject to Sections 2.7(B), 2.7(C), 2.7(G), 2.7
(I), 2.8, and 2.9, each issued and outstanding share of Regent Stock shall be converted into the right to receive (i) the Conversion Number (as defined below) of a fully paid and nonassessable share of Acquiror Common Stock (the "Stock Consideration") plus (ii) a warrant (a "Warrant") to acquire a fractional share (determined as provided below in Section 2.7(D)) (the "Warrant Consideration") of the Acquiror Common Stock on the terms described in the Warrant Agreement to be executed at Closing substantially in the form attached hereto as Exhibit B (the "Warrant Agreement").

          The term "Conversion Number" shall mean the number (rounded to the nearest 1/100,000) equal to the quotient of (i) 3.55 million (the "Base Share Number") and (ii) the Regent Fully Diluted Share Number; PROVIDED, HOWEVER, that the Conversion Number shall be adjusted (x) pursuant to Section 2.7(B), by multiplying the Conversion Number by the fraction set forth in Section 2.7(B)(a), (y) pursuant to Sections 2.7(C) and 2.8(C) (to the extent Acquiror selects the 2.8(C) option to reduce Stock Consideration), by reducing the Base Share Number by an amount equal to the aggregate amount of Acquiror Common Stock determined in accordance with such Sections or (z) pursuant to
Section 2.8(D) (to the extent Acquiror selects the 2.8(D) option to increase Stock Consideration), by increasing the Base Share Number by an amount equal to the aggregate amount of Acquiror Common Stock determined in accordance with such Section.

          B. STOCK CONSIDERATION ADJUSTMENT FOR MINIMUM PRICE. If, on the third business day preceding the Closing Date (which shall be a date on which Acquiror Common Stock shall trade on NASDAQ) (the "Determination Date"), the amount equal to (i) the Average Value of Acquiror Common Stock (as defined below) MULTIPLIED by (ii) 3.55 million (such amount, the "Aggregate Average Value") is less than $116 million, then, at Acquiror's sole option, with respect to the Stock Consideration only:

     (a) the Conversion Number determined pursuant to Section 2.7(A) shall be adjusted by multiplying such Conversion Number by a fraction (i) the numerator of which is equal to $32.67606 and (ii) the denominator of which is the Average Value of Acquiror Common Stock on such Determination Date; or

     (b) the Conversion Number shall remain the same and Acquiror shall pay, as additional Merger Consideration, pro rata among the holders of Regent Stock, an aggregate amount in cash equal to the difference between
     (i) $116 million and (ii) the Aggregate Average Value on such Determination Date; or

     (c) no Stock Consideration shall be paid and Acquiror shall instead pay, as part of the Merger Consideration, pro rata among the holders of Regent Stock, in lieu of the Stock Consideration, $116 million in cash.

          In the event that on the Determination Date an adjustment to the Merger Consideration must be made under this paragraph (B), Acquiror shall inform Regent in writing no later than 12:00 noon on the second business day preceding the Closing Date as to which of the three options set forth in the preceding sentence Acquiror has selected under this Section 2.7(B) to satisfy its obligations hereunder.

          The term "Average Value of Acquiror Common Stock" shall mean the amount equal to the average of the average of the closing bid and asked prices quoted on NASDAQ for the ten consecutive full NASDAQ trading days ending on the third full NASDAQ trading day immediately preceding the Closing Date.

          C. STOCK CONSIDERATION ADJUSTMENT FOR MAXIMUM PRICE. If, on the Determination Date, the Aggregate Average Value exceeds $156.2 million, then, the aggregate amount of Stock Consideration shall be reduced, pro rata among the holders of Regent Stock, by the aggregate amount of Acquiror Common Stock equal to the quotient of (i) the amount equal to one-half of the difference between (x) the Aggregate Average Value on the Determination Date and (y) $156.2 million and (ii) the Average Value of Acquiror Common Stock on the Determination Date.

          D.  THE WARRANT CONSIDERATION.  Subject to adjustment pursuant to
Section 10 of the Warrant Agreement, the Warrant Consideration shall consist of a warrant to acquire a fractional share of Acquiror Common Stock the numerator of which is 500,000 and the denominator of which is the Regent Fully Diluted Share Number. Subject to the terms of the Warrant Agreement (including

Section 10 thereof), the Warrants shall expire on the fifth anniversary of the Closing Date and shall have an exercise price of $40.

          E. THE MERGER CONSIDERATION. The "Merger Consideration" shall mean the Stock Consideration, any cash consideration to be paid pursuant to Sections 2.7(B) or 2.8(C) and the Warrant Consideration, as further adjusted pursuant to Sections 2.7(C), 2.7(G), 2.7(I), 2.8(D) and 2.9.

          F. EFFECT OF CONVERSION. As of the Effective Time of the Merger, all such shares of Regent Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Regent Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Acquiror Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with this Section 2.7, without interest.

          G. ANTI-DILUTION. If, prior to the Effective Time, any event occurs that would require an adjustment to the Warrants under Section 10 of the Warrant Agreement, then the Stock Consideration shall be adjusted in the same manner as the Warrants under the Warrant Agreement in order to preserve the value of the Merger Consideration.

          H. TAX STRUCTURE. In the event that the Tax Continuity Level determined on the day before the Closing Date is less than 45% (such an event, the "New Merger Event"), then instead of merging Regent into Acquiror as provided for herein, a wholly owned subsidiary of Acquiror (to be designated by Acquiror) shall be merged into Regent and Regent shall be the surviving corporation with the certificate of incorporation, by-laws, directors and officers as shall be designated solely by Acquiror. Acquiror and Regent hereby agree that in the event of a New Merger Event, Acquiror and Regent shall execute, if necessary, an appropriate amendment to this Agreement in order to reflect the foregoing. For this purpose, the Tax Continuity Level shall mean the product of A/B and (C+D), where (1) A equals the value of the Stock Consideration, (2) B equals the value of the Merger Consideration as reasonably agreed by Regent and Acquiror, (3) C equals the percentage of shares of Regent Stock held by holders each owning less than 1% of the total number of such shares, including holders indirectly owning less than 1% of such shares through an entity that has represented that it will distribute the holder's share of Stock Consideration received by such entity to such holder, and (4) D equals the percentage of shares of Regent Stock held by holders (other than persons or entities described in clause (3)) that provide the representation described in Exhibit C with respect to such shares. Tax counsel for Acquiror and Regent may jointly agree to modify this definition if they jointly deem it appropriate to reflect "continuity of interest" in the Merger in accordance with the Federal tax rules as developed under the rules of the Code.

          I. ADJUSTMENT FOR KWNR ACQUISITION. In order to adjust the aggregate amount of Merger Consideration payable hereunder to holders of Regent Stock in the event of the concurrent closing of the acquisition of KWNR by Acquiror, (i) the per share amount of the Merger Consideration payable to Southwest Florida Enterprises, Inc. ("SFE") shall be determined as if 480,000 additional shares of Regent Stock were outstanding, (ii) the aggregate amount of Merger Consideration payable in respect of such 480,000 shares of Regent Stock (the "KWNR Stock Consideration") shall be payable to SFE, as the sole stockholder of Southwest Radio Las Vegas, Inc., in connection with the KWNR Purchase, rather than to holders of Regent Stock pursuant to this Agreement; PROVIDED, HOWEVER, that in the event that all or any portion of the KWNR Stock Consideration would otherwise be payable in cash, (i) such portion (the "KWNR Cash Adjustment") shall instead be payable to SFE in Acquiror Common Stock, valued based on the Average Value of Acquiror Common Stock on the Determination Date (the "KWNR Stock Adjustment") and (ii) (x) the aggregate amount of Stock Consideration, if any, payable as part of the Merger Consideration hereunder to holders of Regent Stock (the "Regent Stock Consideration") shall be reduced by a number of shares equal to the KWNR Stock Adjustment (or, if the shares constituting the Regent Stock Consideration are less than the shares constituting the KWNR Stock Adjustment, the number of shares constituting the Regent Stock Consideration) and (y) the aggregate amount of cash payable hereunder as part of the Merger Consideration shall be increased by an amount equal to the KWNR Cash Adjustment to the holders of the Regent Stock (the "Regent Cash Consideration"), PROVIDED, HOWEVER, that if the number of shares of Acquiror Common Stock equal to the KWNR Stock Adjustment exceeds the number of shares of Acquiror Common Stock equal to the Regent Stock Consideration, then the Regent Cash Consideration shall be increased, if at all, in an amount equal to the Average Value of Acquiror Common Stock on the Determination Date multiplied by the number of shares of Acquiror Common Stock equal to the Regent Stock Consideration.

          In the event that, after giving effect to the foregoing paragraph, the payment of net Regent Expenses (the aggregate amount of Regent Expenses less one-half thereof (up to a maximum of $1.5 million)) would result in the KWNR Stock Consideration having an aggregate value (based on the Average Value of Acquiror Common Stock on the Determination Date) of less than $12 million on the Determination Date, then (i) an amount of Acquiror Common Stock equal to the shortfall (the "Regent Expenses Adjustment") shall be added to the amount of KWNR Stock Consideration payable by Acquiror under the previous paragraph and (ii) the amount of Regent Stock Consideration shall be further reduced by the amount of Acquiror Common Stock equal to the Regent Expenses Adjustment; PROVIDED, HOWEVER, that to extent that the number of shares of Acquiror Common Stock equal to the Regent Expenses Adjustment exceeds the number of shares of Acquiror Common Stock equal to the Regent Stock Consideration, as adjusted pursuant to clause (ii)(x) in the foregoing paragraph (such excess number of shares, the "Excess Number"), then (x) SFE shall receive the amount of cash equal to the Average Value of Acquiror Common Stock on the Determination Date multiplied by the Excess Number (the "Adjustment Amount") and (y) the Regent Cash Consideration, as adjusted pursuant to clause (ii)(y) in the foregoing paragraph, to be paid by Acquiror hereunder shall be reduced by the Adjustment Amount; PROVIDED, HOWEVER, that if the Adjustment Amount exceeds such adjusted Regent Cash Consideration, then the holders of Regent Stock will pay Acquiror an amount of cash equal to such excess.

     2.8  LONG TERM DEBT ADJUSTMENT.

          A. On the Determination Date, Regent shall prepare and deliver to Acquiror a statement (the "Statement"), certified by the chief financial officer of Regent, setting forth Regent Liabilities (as defined below) as of the close of business on the Determination Date, together with (i) a reasonably detailed calculation thereof and (ii) a letter from Coopers & Lybrand, L.L.P., stating that based on the procedures set forth in such letter, they concur in the calculation of Regent Liabilities.

          B. The term "Regent Liabilities" shall mean, as of any date, (i) the amount of long term debt of Regent (including the current portion thereof) on such date, calculated in the same way, using the same methods, as the line items on the 1996 Balance Sheet PLUS (ii) to the extent not already included pursuant to clause (i), the aggregate amount of any dividends paid or to be paid prior to Closing to the holders of Regent Preferred Stock (other than for dividends paid in Regent Stock) PLUS (iii) to the extent not already included pursuant to clause (i), the aggregate amount of all the Regent Expenses, MINUS (iv) to the extent included pursuant to clause (i), the amount equal to one-half of all the Regent Expenses, which deduction shall not in any event exceed $1.5 million, MINUS (v) to the extent included pursuant to clause (i), the amount of debt outstanding on the Determination Date under the BFI Credit Line and MINUS (vi) any amounts due but not yet received under the sale contract set forth on Schedule 5.3A to the Regent Disclosure Letter, to the extent it is still in full force and effect.

          C. In the event that the amount of Regent Liabilities on the Determination Date is greater than the Maximum Aggregate Regent Liabilities (as defined below), then the aggregate amount of Merger Consideration to be received by the holders of Regent Stock shall be reduced, pro rata among the holders of Regent Stock, at Acquiror's sole option by either (i) reducing the aggregate amount of such Stock Consideration by the aggregate amount of Acquiror Common Stock equal to the quotient of (x) the difference between the amount of Regent Liabilities on the Determination Date and the Maximum Aggregate Regent Liabilities and (y) the Average Value of Acquiror Common Stock on the Determination Date or (ii) to the extent of the amount of any Cash Election, reducing the amount of such cash consideration by the amount of cash equal to the difference between the amount of Regent Liabilities on the Determination Date and the Maximum Aggregate Regent Liabilities.

          "Maximum Aggregate Regent Liabilities" shall mean the amount equal to (i) $64 million MINUS (ii) the amount of debt outstanding, if any, under the BFI Credit Line and MINUS (iii) to the extent that any purchase or option transaction listed on Schedule 5.3A to the Regent Disclosure Letter (each, a "Purchase or Option Transaction") has not closed prior to the Closing, the aggregate cash committed to be paid under such Purchase or Option Transactions that have not yet closed.

          D. In the event that the amount of Regent Liabilities on the Determination Date is less than the Maximum Aggregate Regent Liabilities, then the aggregate amount of Merger Consideration to be received by the holders of Regent Stock shall be increased, pro rata among the holders of Regent Stock, at Acquiror's sole option by either (i) increasing the aggregate amount of Stock Consideration by the aggregate amount of Acquiror Common Stock equal to the quotient of (x) the difference between the Maximum Aggregate Regent Liabilities and the amount of Regent Liabilities on the Determination Date and (y) the Average Value of Acquiror Common Stock on the Determination Date or (ii) increasing the Merger Consideration by the amount of cash equal to the difference between the Maximum Aggregate Regent Liabilities and the amount of Regent Liabilities on the Determination Date.

          E. In the event that an adjustment to Merger Consideration must be made under paragraphs (C) or (D) above, Acquiror shall inform Regent in writing no later than 12:00 noon on the second business day preceding the Closing Date as to which option Acquiror has selected to make such adjustment.

     2.9 DISSENTING SHARES. To the extent that appraisal rights are available under Section 262 of DGCL, shares of Regent Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of the Merger and with respect to which appraisal rights have been properly demanded in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Section 2.7 hereof at or after the Effective Time unless and until the holder of such shares becomes ineligible for such appraisal. If a holder of Dissenting Shares becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Section 2.7 hereof. If any holder of Regent Stock shall assert the right to be paid the fair value of such Regent Stock as described above, Regent shall give Acquiror notice thereof and Acquiror shall have the right to participate in all negotiations and proceedings with respect to any such demands. Regent shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Payment for Dissenting Shares shall be made as required by the DGCL.

     2.10 TREATMENT OF REGENT EMPLOYEE STOCK OPTIONS. At or prior to the Closing Date, Regent will take all necessary steps to cause (i) the outstanding options under the stock option plan and agreements listed on
Schedule 3.11A to the Regent Disclosure Letter (any options granted under such plan and agreements, the "Options"), to vest and become immediately exercisable and (ii) to terminate any Options not exercised on or prior to the Closing Date.

     2.11 EXCHANGE OF REGENT STOCK.

          A. EXCHANGE AGENT. As of the Effective Time of the Merger, Parent shall deposit with Key Corp Shareholder Services, Inc., a Delaware corporation, or such other bank or trust company as may be designated by Acquiror (the "Exchange Agent"), for the benefit of the holders of shares of Regent Stock, for exchange in accordance with this Section 2.11, through the Exchange Agent, certificates representing the shares of Acquiror Common Stock issuable pursuant to Section 2.7 in exchange for outstanding shares of Regent Stock. In the event that Acquiror makes any Cash Election, at the Effective Time of the Merger, Acquiror shall also deliver to the Exchange Agent for deposit into an escrow fund the amount of cash necessary to satisfy its obligations under such Cash Election. As of the Effective Time, holders of Regent Stock (other than holders of Dissenting Shares) shall become holders of record of Acquiror Common Stock.

          B. EXCHANGE PROCEDURES. Promptly after the Effective Time, the Exchange Agent shall make available to each record holder who, as of the Effective Time, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Regent Stock (the "Certificate" or "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and, the form of letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Acquiror Common Stock to which such holder of Regent Stock shall have become entitled pursuant to the provisions of Section 2.7 hereof as well as any cash due to such holder pursuant to any Cash Election, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable upon the surrender of the Certificates. If any portion of the consideration to be received pursuant to Section 2.7 hereof, upon exchange of a Certificate, is to be issued or paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer. From the Effective Time until surrender in accordance with the provisions of this Section 2.11, each Certificate shall represent for all purposes only the right to receive the consideration provided in Section 2.7 hereof. All payments in respect of shares of Regent Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of rights pertaining to such securities.

          In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Section 2.7, to deliver to the Exchange Agent an affidavit and satisfactory indemnity agreement as Acquiror may direct as indemnity against any claim that may be made against Acquiror, the Exchange Agent or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

          C. UNEXCHANGED REGENT STOCK. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Regent Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the consideration described in Section 2.7 hereof.

          D. FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Section 2.11; no dividend or other distribution by

Acquiror and no stock split shall relate to any such fractional share; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of Acquiror. In lieu of any such fractional share, each holder of Regent Stock who would otherwise have been entitled thereto upon the surrender of Certificates for exchange pursuant to this Section 2.11 will be paid an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on NASDAQ of Acquiror Common Stock on the date on which the Effective Time shall occur (or, if the Acquiror Common Stock shall not trade on NASDAQ on such date, the first day of trading in Acquiror Common Stock on NASDAQ thereafter) by (ii) the fractional share to which such holder would otherwise be entitled. As promptly as practicable after the Effective Time, the Exchange Agent shall determine the aggregate amount of cash necessary to pay holders of Regent Stock cash in lieu of fractional shares and notify the Acquiror of such aggregate amount. On the second business day following notification from the Exchange Agent, Acquiror shall deliver to the Exchange Agent such aggregate amount of cash to be deposited into an escrow fund until paid to the holders of Regent Stock pursuant to this Section 2.11.

          E. RETURN OF UNCLAIMED ACQUIROR COMMON STOCK AND CASH. One hundred and eighty days following the Effective Time, Acquiror shall be entitled to cause the Exchange Agent to deliver to it any shares of Acquiror Common Stock and cash for fractional shares and any Cash Election (including any interest, dividends, earnings or distributions received with respect thereto which shall be paid as directed by Acquiror) made available to the Exchange Agent by Acquiror which have not been disbursed, and thereafter holders of Certificates who have not theretofore complied with the instructions for exchanging their Certificates shall be entitled to look only to the Acquiror for payment, as general creditors thereof, of shares of Acquiror Common Stock and any cash in lieu of fractional shares of Acquiror Common Stock or to be distributed pursuant to any Cash Election and any dividends or distributions with respect to Acquiror Common Stock.

          F. EXPENSES. Acquiror shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Acquiror Common Stock for Certificates.

          G.  NO LIABILITY.  Notwithstanding anything to the contrary in this
Section 2.10, none of the Exchange Agent, Acquiror, Regent or the Surviving Corporation shall be liable to a holder of a Certificate formerly representing Regent Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.12 CLOSING. The Closing shall take place at 10:00 a.m. at the offices of Wyatt, Tarrant & Combs, Louisville, Kentucky, within ten days after the date on which the last of the conditions have been satisfied (excluding conditions that by their terms cannot be satisfied until the Closing Date) set forth in Section 6 hereof, or at such other date, time and place as Regent and Acquiror may agree in writing.

                                   SECTION 3

                    REPRESENTATION AND WARRANTIES OF REGENT

          With and subject to such exceptions and disclosures as are set forth in a letter delivered by Regent to Acquiror contemporaneous with the execution hereof (the "Regent Disclosure Letter") Regent hereby represents and warrants to Acquiror as set forth below. Notwithstanding any other provision to the contrary in this Agreement, Regent shall be deemed not to have breached any of the representations and warranties set forth below to the extent that any breach that would otherwise be claimed to have occurred is attributable to any action or inaction by Citicasters (or any successor) as the broker of the Stations under to the TBA.

     3.1 CORPORATE STANDING. Regent and each Regent Subsidiary are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware. Regent and each Regent Subsidiary have all requisite power and authority to own, lease and operate their properties and to carry on their business as now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the ownership or leasing of their properties makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Regent. Regent has heretofore made available to Acquiror true and accurate copies of the certificate of incorporation, bylaws and minute books, as amended through the date hereof (containing the records of meetings and written consents of the stockholders, the board of directors and any committees of the board of directors), of Regent and each Regent Subsidiary. Such certificates of incorporation and bylaws are in full force and effect and no other organizational documents are applicable to or binding upon Regent. The Regent Disclosure Letter contains a true and correct list of the jurisdictions in which Regent and each Regent Subsidiary are qualified to do business as a foreign corporation.

     3.2 POWER AND AUTHORITY OF REGENT; AUTHORIZATION. Regent has all requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Plan. The execution and delivery of this Agreement and the Plan and the consummation of the transactions contemplated by both documents have been duly authorized by all necessary corporate action on the part of Regent. This Agreement has been duly executed and delivered by Regent, and constitutes the legal, valid and binding obligation of Regent enforceable against Regent in accordance with its terms subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. As of the Closing Date, the Plan will be duly executed and delivered by Regent and will constitute the legal, valid and binding obligation of Regent enforceable against Regent in accordance with its terms subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     3.3 ABSENCE OF RESTRICTIONS AND CONFLICT. Subject to Regent's receipt of the consents set forth in Regent's Disclosure Letter, the execution, delivery and performance of this Agreement and the Plan, the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the certificate of incorporation or bylaws of Regent or any Regent Subsidiary, (ii) any Regent Material Contract, (iii) any judgment, decree or order of any court or Governmental Authority or agency to which Regent or any Regent Subsidiary is a party or by which Regent or any Regent Subsidiary, or any of their properties is bound, (iv) any lease, mortgage, indenture, contract, license, permit, instrument, trust agreement or other agreement to which Regent or any Regent Subsidiary is a party or by which Regent or any Regent Subsidiary or any of their properties may be bound, or (v) any statute, law, regulation or rule applicable to Regent or any Regent Subsidiary, so as to have in the case of subsections (ii) through (v) above, a Material Adverse Effect on Regent. Except for compliance with the applicable requirements of the FCC, Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Laws and filing and recordation of the Delaware Certificate of Merger as required by the DGCL, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Regent is required in connection with the execution, delivery or performance of this Agreement by Regent or the consummation of the transactions contemplated by this Agreement by Regent, the failure of which to obtain would have a Material Adverse Effect on Regent.

     3.4  CAPITALIZATION OF REGENT AND REGENT SUBSIDIARIES.

          A. The authorized capital stock of Regent consists of Nine Million Six Hundred Fifty Thousand (9,650,000) shares, consisting of Five Million (5,000,000) shares of Class A Common Stock, par value of $.01 per share, One Hundred Fifty Thousand (150,000) shares of Class B Common Stock, par value of $.01 per share ("Regent Common Stock"), and Four Million Five Hundred Thousand (4,500,000) Shares of Preferred Stock, par value of $.01 per share ("Regent Preferred Stock"), of which, as of the date hereof, Fifty Thousand (50,000) shares of Class A Common Stock, Zero (0) shares of Class B Common Stock and Three Million Seven Hundred Seventy-Four Thousand, One Hundred Ninety-Four (3,774,194) shares of Preferred Stock are issued and outstanding.
 Except as set forth in the Regent Disclosure Letter, all of such issued and outstanding shares of capital stock of Regent are validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Two Hundred Ninety-Two Thousand Five Hundred (292,500) Options outstanding and its obligations in connection with the KWNR Purchase, Regent does not have outstanding, nor is it bound by, any subscriptions, options, warrants, calls, commitments or agreements requiring Regent to issue or entitling any Person to acquire any additional shares of capital stock or any other equity security, including any right of conversion or exchange under any outstanding security or other instrument, and Regent is not obligated to issue any shares of its capital stock for any purpose. There are no outstanding obligations of Regent to repurchase, redeem or otherwise acquire any outstanding shares of stock of Regent. There are no shares of capital stock held in the treasury of Regent and no preemptive rights exist with respect to the Regent Stock.

          B. Schedule 3.1A to the Regent Disclosure Letter lists all subsidiaries of Regent as of the date hereof. All of the outstanding shares of capital stock of each subsidiary are owned by Regent either directly or indirectly through another subsidiary. No equity securities of any subsidiary may be required to be issued (other than to the Company or another Subsidiary) for shares of the capital stock of any Subsidiary. There are no contracts, commitments, understandings or arrangements by which Regent or any Subsidiary is or may be obligated to transfer any shares of the capital stock of any Subsidiary. Except as set forth in the Regent Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary held by Regent or any Subsidiary are fully paid and nonassessable and are owned by Regent or such Subsidiary free and clear of any claim, lien or encumbrance.

          C. Except for interests in the Subsidiaries, neither Regent nor any of the Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity, other than (i) investments of less than $1,000,000 in the aggregate, (ii) promotional activities undertaken in the ordinary course of business and (iii) accounts receivables produced in the ordinary course of business.

     3.5 FINANCIAL STATEMENTS. Regent has made available to Acquiror: (i) the audited consolidated balance sheets of Regent and the Regent Subsidiaries as of December 31, 1993, 1994 and 1995, and the related audited consolidated statements of income, stockholders' equity and cash flows for the respective fiscal years then ended, including the notes thereto, examined by and accompanied by the report of Coopers & Lybrand, L.L.P., independent public accountants with respect to Regent; and (ii) the unaudited consolidated balance sheet of Regent and the Regent Subsidiaries as of June 30, 1996 and the related unaudited consolidated statement of income and stockholders' equity for the period then ended. All of the foregoing financial statements are hereinafter collectively referred to as the "Regent Financial Statements" and the balance sheet as of June 30, 1996, is hereinafter referred to as the "1996 Balance Sheet." The Regent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as disclosed in the audited year-end financial statements) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Regent and the consolidated Regent Subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which are expected to be material, and the absence of footnote disclosure). As of the date hereof, Regent does not have any material liabilities or material obligations or commitments except those disclosed in the Regent Financial Statements, those entered into in the ordinary course of business since June 30, 1996, consistent with past practices and which individually and in the aggregate do not have a Material Adverse Effect on Regent, those disclosed in or permitted by other sections or provisions of this Agreement or the Regent Disclosure Letter, and those incurred in connection with the transactions contemplated hereby.

     3.6  TITLE TO AND CONDITION OF ASSETS.

          A. Except as set forth in the Regent Disclosure Letter, Regent and all Regent Subsidiaries have good and valid title to or valid leasehold interests in (and with respect to real property owned in fee estate only, good, valid and marketable title to) their material properties and assets, tangible and intangible, reflected in the 1996 Balance Sheet or acquired after the date thereof (other than properties sold or otherwise disposed of in the ordinary course of business) (the "Property"), and all such Property is held free and clear of all title defects, liens, encumbrances and restrictions, except, with respect to all such properties, Permitted Liens. The Property comprises all the material tangible and intangible assets owned or used and necessary in the business of Regent and the Regent Subsidiaries, as currently operated.

          B. The Regent Disclosure Letter sets forth as of the date hereof a true and complete list of all real property leases and agreements of Regent and all Regent Subsidiaries granting possession of or rights to real property and all Regent Material Contracts with respect to personal property (collectively, the

"Scheduled Leases"). All such Scheduled Leases and all other leases entered into after the date hereof (the "Post-Signing Leases") are in full force and effect and constitute the legal, valid, binding and enforceable obligations of Regent or any Regent Subsidiary, as applicable, and, to Regent's knowledge, are legal, valid, binding and enforceable in accordance with their respective terms with respect to each other party thereto, in each case to the extent material to the business and operations of Regent or any Regent Subsidiary and subject, in each case, to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no existing material defaults of Regent or any Regent Subsidiary with respect to such Scheduled Leases or Post-Signing Leases or, to the knowledge of Regent, of any of the other parties thereto (or events or conditions which, with notice or lapse of time, or both, would constitute a material default). Except as disclosed in the Regent Disclosure Letter, none of the Scheduled Leases or the Post-Signing Leases are with an affiliate of Regent or contain any material terms or conditions which make any such lease commercially unreasonable.

          C. All tangible personal property leased, owned or used in the business of Regent and the Regent Subsidiaries as presently conducted is in good working condition, has been properly maintained, is suitable for the purposes for which it is used, and conforms to the requirements of all material laws, ordinances and regulations applicable to its use and ownership or lease by the Company and each Subsidiary where the failure to so conform will have a Material Adverse Effect.

          D. All real property, buildings and structures (including but not limited to towers) owned or leased by Regent and all Regent Subsidiaries are in good operating condition and repair except for ordinary wear and tear; are adequate and suitable in accordance with general industry practices for the purposes for which they are currently used and intended to be used; materially comply with applicable zoning laws; have reasonable access thereto and there is no action pending, or, to the knowledge of Regent or any Regent Subsidiary, threatened that would impair or result in the termination of such access; and there are no easements or rights of way or rights of ingress or egress on, over or through the real property that are not of record which could materially interfere with the use of the real property, buildings and structures as presently utilized.

     3.7 TRADEMARKS, ETC. Except as described in the Regent Disclosure Letter, as of the date hereof and the TBA Effective Date, and thereafter, subject to the exclusive license granted to Acquiror by Regent in the TBA, Regent and the Regent Subsidiaries do not have any intellectual property, trademarks, service marks, slogans, logos, jingles, trademark registrations or applications therefor, trade names, copyrights, copyright registrations or applications therefor, trademark or trade name licenses, or assignments material to any of their respective assets or properties, taken as a whole. The Regent Disclosure Letter contains a complete list or general description of all such trademarks and any other intangible assets owned by Regent or any Regent Subsidiary or used in the operation of the Stations, other than any such trademarks and other intangible assets, the loss of which would not have a Material Adverse Effect on Regent. Except as set forth in the Regent Disclosure Letter, to Regent's knowledge, (i) neither Regent nor any Regent Subsidiary is infringing in any material respect on any trademark, trade name or copyright, nor has Regent or any Regent Subsidiary received any notice alleging that it is infringing on any trademark, trade name or copyright, and, (ii) to conduct its business as such business is currently being conducted, Regent does not require rights under any trademark, trade name, or copyright (or any application or registration respecting any thereof).

     3.8  LEGAL PROCEEDINGS.  Except as set forth in Regent's Disclosure
Letter: (i) there are no actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of Regent, threatened against Regent or any Regent Subsidiary, or against any property, asset, interest or right of any of them, that involve more than $100,000 in controversy, or that seek relief other than money damages; (ii) none of the actions, suits, proceedings, arbitrations or investigations, individually or in the aggregate, would have a Material Adverse Effect on Regent if adversely decided; and (iii) neither Regent, nor any Regent Subsidiary, is subject to any judgment, order, writ, injunction, or decree that would have a Material Adverse Effect on it.

     3.9 ENVIRONMENTAL MATTERS. Except as disclosed in the Regent Disclosure Letter or insofar as inaccuracies in the following statements would not have a Material Adverse Effect on Regent: (i) the properties owned or leased by Regent or any Subsidiary and properties formerly owned or leased by Regent or any Subsidiary for which Regent has liability (the "Regent Properties") are in compliance with all applicable federal, state and local environmental and Hazardous Waste laws and regulations; no enforcement actions are pending or threatened against Regent or any Subsidiary, and no notice of potential liability or any administrative or judicial proceeding (including notices regarding clean up of off-site third party Hazardous Waste sites) which, in either case, has not been fully and finally resolved, has been received; the Regent Properties contain no underground storage tank the presence or operation of which is a violation of any environmental law; neither Regent nor any Subsidiary has knowledge of any disposal or release of any Hazardous Wastes at, on or under the Regent Properties, in violation of any applicable environmental law; all broadcast facilities operated by Regent or any Subsidiary are, and at all times prior hereto were, in compliance with all enforceable rules and regulations relating to RF radiation produced by a broadcast station; and neither Regent nor any Subsidiary has (A) given any release or waiver of liability relating to any claim based on Hazardous Wastes to any current or prior tenant or owner of any real property owned or leased at any time by either Regent or any Subsidiary or to any party who may be potentially responsible for the presence of Hazardous Wastes on any such real property; or (B) made any promise of indemnification to any party regarding Hazardous Wastes that may be located on any real property owned or leased at any time by either Regent or any Subsidiary. The Regent Disclosure Letter contains a description of environmental indemnities of which, as of the date hereof and the TBA Effective Date, either Regent or any Subsidiary is a beneficiary.

     3.10 FCC AUTHORIZATION; COMPLIANCE WITH LAWS. As of the date hereof, the Regent Disclosure Letter describes for each of the Stations all of the applicable FCC Authorizations. Complete and correct copies of the FCC Authorizations have heretofore been made available to Acquiror. To Regent's knowledge, except as set forth in the Regent Disclosure Letter, the applicable Regent Subsidiary is operating the applicable Station in compliance in all material respects with each FCC Authorization and has fulfilled and performed in all material respects its obligations under each FCC Authorization, no event has occurred and no condition or state of facts exists which constitutes, or after notice or lapse of time or both would constitute, a material breach or default thereof which would have a Material Adverse Effect on Regent, and no notice of cancellation or default concerning any such FCC Authorization, or of any event, condition or state of facts described in the preceding sentence has been received by Regent, or is known to Regent. Regent and all Regent

Subsidiaries have complied in all material respects with and are not in any material default under (and have not been charged with or received notice with respect to, nor are threatened with or under investigation with respect to, any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality and no action, suit, proceeding, or investigation has been filed or commenced against Regent or any Regent Subsidiary alleging any failures to comply, which would have a Material Adverse Effect on Regent.

          Except as set forth in the Regent Disclosure Letter, there is no reason related to Regent why the FCC would not approve the transfer of control of Regent to Acquiror or any of its Subsidiaries and the renewal of the FCC Authorizations upon the expiration of the current term of each such FCC Authorization. Except as set forth in the Regent Disclosure Letter, all reports, forms and statements required to be filed by Regent with the FCC with respect to the Stations since the grant of the last renewal of the FCC Authorizations have been timely filed and are complete and accurate, except where the failure to so file or where the failure to be complete and accurate would, individually or in the aggregate, not have a Material Adverse Effect on Regent.

     3.11 EMPLOYEE BENEFIT PLANS.

          A. Except as specified in the Regent Disclosure Letter, neither Regent nor any Subsidiary has an "employee pension benefit plan" as defined in Section 3(2) of ERISA, including any "multiemployer plan" as defined in
Section 3(37) of ERISA (such plans so noted shall be referred to as the "Retirement Plans"), "employee welfare benefit plan" as defined in Section 3(1) of ERISA including without limitation post-employment benefit and retiree medical plans, funds and programs ("Benefit Plans") or a "specified fringe benefit plan" as defined in Section 6039D of the Code ("SFB Plans") (together, the Retirement Plans, Benefit Plans and SFB Plans noted in the Regent Disclosure Letter shall be referred to collectively as the "Plans" and individually as a "Plan"). All Plans (with the exception of any multiemployer plan) are maintained by Regent.

          B. Each Plan is, and has been at all times, operated in material compliance with all statutes, orders or governmental rules or regulations, including but not limited to ERISA and the Code, any and all collective bargaining agreements and other contracts applicable thereto.

          C. Except as specified in the Regent Disclosure Letter, each Retirement Plan and related trust that is intended to be tax-qualified under the Code has received a favorable determination letter from the Internal Revenue Service with respect to the qualification and tax-exempt status of the Retirement Plan and nothing has occurred (or failed to occur) since the receipt of such determination letter to cause a loss of the Retirement Plan's qualification and tax-exempt status.

          D.  All material required reports for the Plans (including IRS Form
5500) have been appropriately filed. All material descriptions (including Summary Plan Descriptions and Summary Annual Reports) have been appropriately distributed except where any failure to so distribute would not have a Material Adverse Effect on Regent.

          E. All material notices required by ERISA, the Code or any other state or federal law, ruling or regulation with respect to the Plans have been appropriately filed.

          F. All contributions due to the Plans on or before the Closing Date will be made prior to the Closing Date by Regent and each Subsidiary and except as specified in the Regent Disclosure Letter, no Retirement Plans are currently or shall be unfunded or underfunded as of the Closing Date.

          G. With respect to the Plans, no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) that would result in material liability to Regent have occurred and no reportable events (as defined in Section 4043 of ERISA) have occurred.

          H. No material action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the Plans or the assets thereof (other than routine claims for benefits made in the ordinary course of plan administration) are pending, threatened against or with respect to the Plans, Regent, any Subsidiary or any fiduciaries (as defined in Section 3(21) of ERISA) of the Plans (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under a Plan).

          I. Except as set forth in the Regent Disclosure Letter, neither Regent nor any Subsidiary is required to contribute to any "multiemployer plans" (as defined in Section 3(37) of ERISA) and neither Regent nor any Subsidiary has or will incur any material withdrawal liability with respect to any such plans.

          J. Except as set forth in the Regent Disclosure Letter, neither Regent nor any Subsidiary has any stock purchase plan, stock option plan, phantom stock plan, stock appreciation rights plan, bonus plan or any severance, deferred compensation or retirement plans or similar agreements (whether or not subject to ERISA).

          K. Regent and each Subsidiary has complied with COBRA in all material respects.

          L. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) due and payable relating to the Plans have been paid in full in a timely manner.

          M. There is not, and has not been, an accumulated funding deficiency with respect to the Retirement Plans subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA that has resulted in any material liability to Regent that has not been satisfied in full.

          N. None of Regent or its Subsidiaries has any post-employment plans required to be reported under FAS 106.

     3.12 LABOR RELATIONS.

          A. To Regent's knowledge, Regent and all Regent Subsidiaries (i) are in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and (ii) are not engaged in any unfair labor or unlawful employment practice, which would have a Material Adverse Effect on Regent. Except as set forth in the Regent Disclosure Letter, there is no (i) unlawful employment practice discrimination charge involving Regent or any Regent Subsidiary pending before the Equal Employment Opportunity Commission ("EEOC"), any EEOC recognized state "referral agency" or any other governmental agency, (ii) unfair labor practice charge or complaint against Regent or any Regent Subsidiary pending before the National Labor Relations Board ("NLRB"), (iii) labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Regent, threatened against or involving or affecting Regent or any Regent Subsidiary, and no NLRB representation question exists respecting any of their employees, or (iv) collective bargaining agreement that is binding on Regent or any Regent Subsidiary.

          B. Except as disclosed in the Regent Disclosure Letter, there is no employment agreement, employee benefit or incentive compensation plan or program or severance policy or program to which Regent or any Subsidiary is a party (i) that is or could, pursuant to its terms, be triggered or accelerated by reason of or in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or (ii) which contains "change in control" provisions pursuant to which the payment, vesting or funding of compensation or benefits is or by reason of or in connection with the execution of or consummation of the transactions contemplated by this Agreement or the transactions contemplated by this Agreement.

     3.13 REGENT MATERIAL CONTRACTS. Except as set forth in the Regent Disclosure Letter or disclosed in the Regent Financial Statements or any other section or provision hereof, or as may be entered into or incurred in the ordinary course of business or consistent with industry practice, as of the date hereof, neither Regent nor any Regent Subsidiary is a party to any of the following:

               (1) any bonds, debentures, notes, mortgages, indentures, letters of credit, guarantees or similar agreements to which Regent or any Regent Subsidiary is an obligor or by which any of Regent's or Regent's Subsidiaries, properties or assets are bound;

               (2) any agreement for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 during any twelve-month period;

               (3) any agreement for the purchase or sale of supplies, products, or other personal property, or the furnishing or receipt of services, which involve consideration in excess of $25,000 during any twelve- month period;

               (4) any agreement concerning a partnership or joint venture;

               (5) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on Regent;

               (6) any collective bargaining agreement or other agreement with any labor union or labor organization;

               (7) any agreement, contract or commitment containing any covenant materially limiting the freedom of Regent or any Regent Subsidiary to engage in any line of business in any geographic area or to compete with any Person, other than governmental restrictions applicable to the broadcasting industry generally;

               (8) except for employment agreements, any agreement for loans or the provision, purchase or sale of goods, services or property, or other contract or commitment with any director, officer, shareholder or employee of Regent or any Regent Subsidiary involving payments in excess of $25,000;

               (9) any contract or agreement requiring Regent to register its capital stock or securities under Securities Laws;

               (10) any management, consulting, employment, severance or similar agreement requiring the payment of compensation in excess of $150,000 annually, other than agreements with on-air talent;

               (11) any agreement with any national sales representatives; or

               (12) to the extent not already included pursuant to clauses (1) through (11) above, any agreement for the purchase or sale of any assets, properties or rights for a price in excess of $100,000 in the aggregate, whether or not in the ordinary course of business, other than sales of broadcast time in the ordinary course of business.

     3.14 GOOD STANDING OF CONTRACTS. The Regent Material Contracts are, to Regent's knowledge, valid, binding and enforceable against each party thereto in accordance with their respective terms subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Regent has made available to Acquiror true and correct copies of all of the Regent Material Contracts. To the knowledge of Regent, no event or condition has occurred or exists, or is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, a default or breach under any of the Regent Material Contracts to which Regent or any Regent Subsidiary is a party, which default or breach is reasonably likely to result in a Material Adverse Effect on Regent; PROVIDED, HOWEVER, that Regent shall make this representation and warranty hereunder only with respect to events or conditions prior to the TBA Effective Date.

     3.15 MAJOR CUSTOMERS. To Regent's knowledge, neither Regent nor any Regent Subsidiary is engaged in any material dispute with any customers whom Regent or any Regent Subsidiary billed on a net cash basis in the aggregate more than $100,000 during the 12-month period ended December 31, 1995, except as may be set forth in the Regent Disclosure Letter; PROVIDED, HOWEVER, that Regent shall make this representation and warranty hereunder only with respect to events or conditions prior to the TBA Effective Date.

     3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth or disclosed in the Regent Disclosure Letter, the Regent Financial Statements or in any section or provision of this Agreement or as otherwise contemplated by this Agreement, since July 1, 1996, to the date of this Agreement, Regent has conducted its business only in the ordinary course, and has not:

              (1) Suffered any casualty loss or destruction which is not covered by insurance, which would have a Material Adverse Effect on Regent;

              (2) Made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of Regent or any direct or indirect redemption, purchase or other acquisition of such stock; PROVIDED that Regent may declare and pay dividends on any outstanding Regent Preferred Stock at or prior to the Closing;

              (3) Materially increased the aggregate compensation payable or to become payable to employees of Regent or any Regent Subsidiary or materially increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees or entered into or amended any employment, consulting, severance or similar agreement other than increases and bonuses in the ordinary course of Regent's business or consistent with industry practice;

              (4) Paid, discharged or satisfied any claim, liability or obligation which had a Material Adverse Effect on Regent;

              (5) Sold, transferred or otherwise disposed of any of its assets which had a Material Adverse Effect on Regent;

              (6) Entered into any commitment or transaction which had a Material Adverse Effect on Regent; or

              (7) Agreed in writing, or otherwise, to take any action described in this Section 3.16.

     3.17 INSURANCE. The Regent Disclosure Letter sets forth as of the date hereof all material insurance policies, including property, casualty, liability and other insurance maintained with respect to the assets or businesses of Regent and the Regent Subsidiaries. To the knowledge of Regent, all such policies and bonds are legal, valid and enforceable and in full force and effect and Regent is not in breach or default in any material respect (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration under the policy by the insurer.

     3.18 TAX MATTERS. Each member of the consolidated group of which Regent is a member or has ever been a member (the "Group") has filed or caused to be filed all federal and material state income tax returns required to be filed and in which the filing included or was required to include Regent ("Income Tax Returns"), and all such Income Tax Returns were correct and complete in all material respects. Each member of the Group has filed or caused to be filed all other material tax returns, including franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, and employment, required to be filed in which the filing included or was required to include Regent or any Regent Subsidiary (the "Other Tax Returns") and all such Other Tax Returns are correct and complete in all material respects, except for inaccuracies or omissions which do not and will not have a Material Adverse Effect on Regent.
 With respect to the Income Tax Returns and the Other Tax Returns, each member of the Group has paid, or made adequate provisions for the payment of, all material taxes, interest payments, penalties and additions shown on such returns to be owed by it. The Income Tax Returns of Regent have not been audited during its existence, and, to the knowledge of Regent, except as set forth in the Regent Disclosure Letter, no audit, examination or investigation is threatened against Regent by any taxing authority. No unpaid tax deficiencies or additional liabilities have been proposed by any governmental representative which have not been resolved as set forth in the Regent Disclosure Letter; and no agreements for the extension of time for the assessment of any amounts of tax have been entered into at the present time by or on behalf of any member of the Group.

     3.19 INFORMATION SUPPLIED FOR REGISTRATION STATEMENT. The information supplied or to be supplied by Regent with respect to Regent, its officers, directors and affiliates specifically to be included in the Registration Statement (the "Regent Information") on Form S-4 relating to the shares of Acquiror Common Stock and the Warrants to be issued in connection with the Merger (the "Registration Statement") will not, at the time it becomes effective and at the Effective Time, as such Registration Statement is then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.20 BROKERS' AND FINDERS' FEES. Except as set forth in the Regent Disclosure Letter, neither Regent, any Regent Subsidiary nor any of their respective officers, directors, stockholders or employees, has employed any broker or finder or incurred any liability for fees or commissions payable to any broker or finder in connection with the negotiations relating to or the transactions contemplated by this Agreement.

     3.21 TAKEOVER STATUTES. No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under any federal or state or other foreign law, applicable to Regent is applicable to the Merger or the other transactions contemplated hereby.

     3.22 TAX REQUIREMENTS. Regent (a) believes that items C and D in the definition of "Tax Continuity Level" will together exceed 50%, (b) believes that in the absence of a New Merger Event, it will be able to provide the tax representations required by it pursuant to Section 5.14, and (c) has consulted with its tax counsel and received assurance that, based upon the representations to be provided by Regent (substantially in the form of Exhibit D), Acquiror (substantially in the form of Exhibit E), and (to the extent necessary to prevent a New Merger Event) shareholders of Regent (substantially in the form of Exhibit C), such counsel will (in the absence of a New Merger Event) be able to provide on the Closing Date the opinions required by Section 6.3(C).

     Section 3.23 STATIONS TO BE ACQUIRED. The Schedules to the Regent Disclosure Letter marked with a "B" set forth for the stations to be acquired under the purchase and option agreements listed on Schedule 5.3 to the Regent Disclosure Letter (the "To Be Acquired Stations") the disclosure information required pursuant to Sections 3.1, 3.3, 3.4(B) and (C) and 3.6 to 3.18 with respect to Regent's existing Stations. Regent hereby represents and warrants that the representations and warranties set forth in such sections are true and correct or will be true and correct upon the consummation of the purchases contemplated by such purchase and option agreements. Regent represents that it has made available the written information and documents in its possession in connection with the To Be Acquired Stations and hereby agrees to make available upon request all information and documentation obtained about the To Be Acquired Stations hereafter.

                                   SECTION 4

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     With and subject to such exceptions as are set forth in a letter delivered by Acquiror to Regent prior to or simultaneously with Acquiror's execution and delivery of this Agreement (the "Acquiror Disclosure Letter"), Acquiror hereby represents and warrants to Regent as follows:

     4.1 CORPORATE STANDING. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Acquiror and each Acquiror Subsidiary are duly qualified and in good standing to do business in each jurisdiction in which the ownership or leasing of their properties make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Acquiror. Acquiror has furnished to Regent true and accurate copies of the certificate or articles of incorporation and bylaws of Acquiror, and all amendments thereto, through the date hereof. Such certificate of incorporation and bylaws are in full force and effect and no other organizational documents are applicable to or binding upon acquiror.

     4.2  POWER AND AUTHORITY OF ACQUIROR; AUTHORIZATION.   Acquiror has all
requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the Plan and the consummation of the transactions contemplated by both documents have been duly authorized by all necessary corporate action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror, and constitutes the legal, valid and binding obligation of Acquiror enforceable in accordance with its terms. As of the Closing Date, the Plan will be duly executed and delivered by Acquiror and will constitute the legal, valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     4.3 ABSENCE OF RESTRICTIONS AND CONFLICT. Subject to Acquiror's receipt of the consents set forth on Schedule 4.3 to the Acquiror Disclosure Letter, the execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the articles or certificate of incorporation or bylaws of Acquiror or any Acquiror Subsidiary, (ii) any judgment, decree or order of any court or Governmental Authority or agency to which Acquiror or any Acquiror Subsidiary is a party or by which Acquiror, any Acquiror Subsidiary or any of their respective properties are bound, or (iii) any statute, law, regulation or rule applicable to Acquiror, or any of its Subsidiaries, so as to have, in the case of subsections (ii) through (iii) above, a Material Adverse Effect on Acquiror. Except for compliance with the applicable requirements of the FCC, the HSR Act, the Securities Laws and filing and recordation of the Delaware Certificate of Merger as required by the DGCL, no consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Acquiror or any Acquiror Subsidiary is required in connection with the execution, delivery or performance of this Agreement by Acquiror or the consummation of the transactions contemplated by this Agreement by Acquiror, the failure to obtain which would have a Material Adverse Effect on Acquiror.

     4.4 CAPITALIZATION OF ACQUIROR. The number of authorized, issued and outstanding shares of capital stock (both common and preferred) of Acquiror and all outstanding subscriptions, options, warrants, calls, convertible debt and other securities and any other rights or agreements to acquire any capital stock or options, warrants, convertible debt or other securities of Acquiror as of the date hereof are set forth in the Acquiror Disclosure Letter and the rights and benefits with respect thereto are set forth in Acquiror's certificate or articles of incorporation, as amended, and no other documents except those set forth in the Acquiror Disclosure Letter. All of such issued and outstanding shares of capital stock of Acquiror are validly issued, and, except as set out in the Acquiror Disclosure Letter, are fully paid, nonassessable and free of preemptive rights. The shares of Acquiror Common Stock to be issued in connection with the Merger will be validly issued, fully paid, nonassessable and free of preemptive rights.

     4.5 ACQUIROR COMMISSION REPORTS AND FINANCIAL STATEMENTS. Acquiror has heretofore made available to Regent (i) Acquiror's annual report on Form 10-K for the year ended December 31, 1995, including all exhibits thereto and items incorporated therein by reference, (ii) Acquiror's quarterly report on Form 10-Q for the quarter ended June 30, 1996, including all exhibits thereto and items incorporated therein by reference, (iii) the proxy statement relating to Acquiror's most recent annual meeting of stockholders, and (iv) all current reports on Form 8-K filed by Acquiror with the SEC since December 31, 1995, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) in this sentence being referred to herein collectively as the "Acquiror Commission Reports"). Until the Effective Time, Acquiror will promptly make available to Regent all reports that it files with the SEC. As of their respective dates, the Acquiror Commission Reports did not, and all reports filed with the SEC after the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1995, Acquiror has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Laws each of which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Laws, including, but not limited to, Regulation S-X.

     The consolidated balance sheets of Acquiror and Acquiror Subsidiaries as of December 31, 1994 and December 31, 1995 and the related statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1995, together with the notes thereto, are included in Acquiror's annual reports on Form 10-K for the fiscal years ended December 31, 1994 and December 31, 1995, respectively, as filed with the SEC, and the unaudited consolidated balance sheets of Acquiror and Acquiror Subsidiaries as of March 31, 1996 and June 30, 1996, and the related unaudited statements of operations, changes in shareholders' equity and cash flows for the periods then ended are included in Acquiror's quarterly reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, respectively, as filed with the SEC (together, the "Acquiror Financial Statements"). The Acquiror Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as disclosed therein) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Acquiror and consolidated Acquiror Subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which are expected to be material, and the absence of footnote disclosure). Acquiror and Acquiror Subsidiaries do not have any material liabilities or material obligations, except those disclosed in the Acquiror Financial Statements, those entered into in the ordinary course of business since June 30, 1996, those disclosed or permitted by other sections or provisions of this Agreement or the Acquiror Disclosure Letter and those incurred in conjunction with the transactions contemplated hereby.

     4.6 INFORMATION SUPPLIED FOR REGISTRATION STATEMENT. The information included or incorporated by reference in the Registration Statement (other than the Regent Information), will not, at the time it becomes effective and at the Effective Time, as such Registration Statement is then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement will comply as to form with the applicable Securities Laws.

     4.7 QUALIFICATION. Acquiror has no knowledge of any facts that would, without giving effect to any potential waiver, under present law (including the Communications Act of 1934, as amended) and present rules, regulations and written policies of the FCC, disqualify or prevent Acquiror from consummating the Merger at Closing, and Acquiror will not take or fail to take any action which Acquiror knows will cause such disqualification or prevention. To the knowledge of Acquiror, there are no pending FCC inquiries, complaints or proceedings which are likely to impair Acquiror's ability to consummate the transactions contemplated by this Agreement with respect to any other radio stations owned or controlled by Acquiror or under common control with Acquiror or otherwise.

     4.8 BROKERS' AND FINDERS' FEES. Except as set forth in Acquiror's Disclosure Letter, neither Acquiror, the Acquiror Subsidiaries nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for fees or commissions payable to any broker or finder in connection with the negotiations relating to or the transactions contemplated by this Agreement.

     4.9 TAX REQUIREMENTS. Acquiror (a) believes that in the absence of a New Merger Event, it will be able to provide the tax representations required by it pursuant to Section 5.14, and (b) has consulted with its tax counsel and received assurance that, based upon the representations to be provided by Regent (substantially in the form of Exhibit D), Acquiror (substantially in the form of Exhibit E), and (to the extent necessary to prevent a New Merger Event) shareholders of Regent (substantially in the form of Exhibit C), such counsel will (in the absence of a New Merger Event) be able to provide on the Closing Date the opinions required by Section 6.2(F).

                                   SECTION 5

                                   COVENANTS

     5.1 COOPERATION. Each of Acquiror and Regent shall proceed expeditiously and cooperate fully in making application for all necessary regulatory approvals, in the procurement of any other consents and approvals, and in the taking of any other action and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms provided herein and in the Plan. Each of Acquiror and Regent shall use all commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and to consummate the transactions contemplated by this Agreement and the Plan and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party which is required to be obtained or made by such party in connection with the Merger and the transactions contemplated by this Agreement and the Plan. Notwithstanding any provision of this Agreement to the contrary, each of Regent and Acquiror shall obtain all consents required by contracts with third parties, as disclosed in the Regent Disclosure Letter or the Acquiror Disclosure Letter, respectively, prior to the TBA Effective Date except in the case of Regent, as specified in Section 5.21, and except for the consents listed in items 1 and 2 on Schedule 3.3A of the Regent Disclosure Letter, which consents must be obtained on or prior to the date hereof. Regent and Acquiror shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Section 6 not being satisfied.

     5.2  FCC CONSENT AND HSR FILING.

          A. Acquiror and Regent shall each cooperate and use their respective best efforts to prepare and file with the FCC or cause to be prepared and filed with the FCC, within five business days after execution of this Agreement, all requisite applications, together with related information, data and exhibits, necessary to request issuance of an order by the FCC granting said application (the "Application"). Each party to this Agreement will bear responsibility for the preparation of its respective portion of the Application. The parties agree to prosecute the Application and file any amendments or additional information requested by the FCC in good faith and with due diligence.

          B. Regent and Acquiror shall each make the necessary filings under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement within ten business days of the date hereof and shall supply, as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

          C. In the event that after the date hereof the Acquiror shall acquire an interest in a radio station or other media property (or enter into a time brokerage or joint sales agreement or similar arrangement with respect to a radio station or other media property) ("Acquisition Event") which operates in the same market or has a relevant signal contour overlap with radio stations or other media properties in (i) Kansas City, MO;

(ii) Charleston, SC; (iii) Las Vegas, NV; (iv) Louisville, KY; and (v) Salt Lake City, UT; and such Acquisition Event has the effect (whether direct or indirect, intended or unintended) of materially impairing the likelihood that the conditions specified in Sections 6.1(A) and (B) and 6.2(C) will be satisfied, Acquiror shall take such actions as shall be necessary to remove any such impediment, including any divestiture or other arrangement that may be necessary in connection therewith.

          D. The filing fees payable in connection with the foregoing filings shall be paid one-half by Acquiror and one-half by Regent.

     5.3 CONDUCT OF BUSINESS BY REGENT. From the date hereof to the Effective Time, Regent will, subject to the provisions of the TBA and except
(i) for actions or inactions taken by Regent which are reasonably contemplated by the TBA, (ii) as required in connection with the Merger and the other transactions contemplated by this Agreement, (iii) as otherwise disclosed in the Regent Disclosure Letter or under the provisions of this Agreement or consented to in writing by Acquiror and (iv) as permitted under this Agreement, including under Section 5.22:

          A. Carry on its business in the ordinary course in substantially the same manner as heretofore conducted and not engage in any new line of business, make material changes to the operation of its business or enter into any agreement, transaction or activity or make any commitment except those in the ordinary course of business and not otherwise prohibited under this Section 5.3;

          B. Neither change nor amend (or propose to amend) its certificate of incorporation or bylaws, without the prior written consent of Acquiror;

          C. Except in connection with the KWNR Purchase or any stock dividend made pursuant to paragraph D below, not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of Regent or rights or obligations convertible into or exchangeable for any shares of the capital stock of Regent and, except as contemplated by Section 2.9, not alter the terms of any presently outstanding Options or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of Regent;

          D. Not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of Regent and not, directly or indirectly, redeem, purchase or otherwise acquire any shares of the capital stock or other securities of Regent or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of Regent or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing, provided that Regent may either (i) declare and pay cash dividends, including accrued dividends, on any outstanding Regent Preferred Stock at or prior to the Closing in accordance with the certificate of designation for such preferred stock or (ii) in lieu thereof, declare and pay dividends on such preferred stock in additional shares of capital stock of Regent (and make the appropriate amendments to Regent's Preferred Stock certificate of designations and charter documents to allow such a stock dividend);

          E. Not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity except pursuant to the purchase, sale and option agreements set forth on Schedule 5.3A to the Regent Disclosure Letter;

          F. Use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of Regent, to keep the officers and employees of Regent available to Acquiror and to preserve the relationships of Regent, with customers, suppliers and others having business relations with Regent;

          G. Except in connection with its rights and obligations under the purchase, sale and option agreements set forth on Schedule 5.3A to the Regent Disclosure Letter, not (i) create, incur or assume any long term debt (including obligations in respect of capital leases which individually involve annual payments in excess of $50,000 and $250,000 in the aggregate), except for (x) drawdowns up to the maximum availability under the revolving credit facility under the Credit Agreement consistent with past practices and
(y) borrowings under the BFI Credit Line, (ii) except in the ordinary course of business consistent with past practices under existing lines of credit, create, incur or assume any short-term debt for borrowed money, (iii) pay or retire any long term debt other than (x) for scheduled, amortized debt repayments, (y) payments of interest on any indebtedness whenever it is due and (z) with the proceeds of the sales of Stations listed on Exhibit K or the exercise of the Options, (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with industry practice, (v) make any loans or advances to any other Person, except in the ordinary course of business and consistent with industry practice, (vi) make any capital contributions to, or investments in, any Person other than a Regent Subsidiary, except in the ordinary course of business and consistent with industry practices with respect to investments, or (vii) make any capital expenditure involving in excess of $250,000 in the case of any single expenditure or $250,000 in the case of all capital expenditures; PROVIDED, HOWEVER, that notwithstanding the foregoing, between the Determination Date and the Closing Date Regent shall not incur any additional Regent Liabilities (including long term or short term debt) other than the payment of accrued dividends on Regent Preferred Stock and the payment of Regent Expenses, in each case to the extent included in the calculation of Regent Liabilities on the Determination Date without the prior consent of Acquiror;

          H. Not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors of Regent and its Subsidiaries nor grant any increase in the compensation of officers, directors or employees of Regent and its Subsidiaries, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment other than increases in the ordinary course of business consistent with past practices and consistent with industry practices; PROVIDED, HOWEVER, that Regent shall be permitted hereunder to (i) hire new employees for the Stations in the ordinary course of business except that (x) the hiring of any employee with an aggregate annual compensation in excess of $50,000 shall require the prior approval of Acquiror and (y) the annual aggregate compensation for all such new employees shall not exceed $200,000 and (ii) grant increases in the annual compensation of employees at not more than four percent, the effect of which would not materially increase the aggregate compensation payable or to become payable to employees of Regent or Regent Subsidiaries;

          I. Perform in all material respects all of its obligations under all Regent Material Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Regent Material Contract other than contracts to provide services entered into in the ordinary course of business consistent with past practices;

          J. Use its reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by Regent;

          K. Use its reasonable efforts to continue to collect its accounts receivable in the ordinary course of business and consistent with past practices;

          L. Not adopt any new employee benefit plan or make any change in or to any existing Plans other than any such change that is permitted under this Agreement, required by law, in the opinion of counsel is necessary or advisable to maintain the tax qualified status of any such plan, or would not materially increase, in the aggregate, the employee benefit plan liabilities of Regent and the Subsidiaries, taken as a whole;

          M. Not sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) or acquire any business or assets except in connection with the purchase, sale and option agreements set forth on Schedule 5.3A to the Regent Disclosure Letter or in the ordinary course of business (any sale, lease or other disposition for an amount exceeding $50,000 individually or $250,000 in the aggregate shall be deemed not in the ordinary course of business);

          N. Not mortgage or otherwise encumber or subject to any Lien any material amount of properties or assets owned by Regent or any of the Subsidiaries as of the date of this Agreement except for such of the foregoing as are in the normal course of business;

          O. Not make any material change to its accounting (including tax accounting) methods or principles, except as may be required by GAAP or the Internal Revenue Service;

          P. Not make any material tax election or settle or compromise any material tax liability for an amount greater than reflected on Regent's Financial Statements;

          Q. Except as to liabilities accrued on the books of Regent as of the date of this Agreement, not pay or agree to pay in settlement or compromise of any suits or claims of liability against Regent, its directors, officers, employees or agents, more than an aggregate of $100,000 for all such suits and claims;

          R. Not enter into any agreement providing the acceleration or payment or performance or other consequence as a result of a change in control of Regent;

          S. Except in connection with the purchase, sale and option agreements set forth on Schedule 5.3A to the Regent Disclosure Letter, not purchase any radio stations, enter into any local marketing arrangements, joint sales agreement or similar agreements; or

          T.  Commit to any of the foregoing.

     Notwithstanding any provision of this Section 5.3, (i) nothing in this
Section 5.3 shall prohibit Regent from paying any Regent Expenses and incurring indebtedness in connection therewith and (ii) no breach of this
Section 5.3 shall arise as a result of any action or inaction of Citicasters (or any successor) as the broker of the Stations under the TBA.

     5.4  INSPECTION AND ACCESS TO INFORMATION.

          A. Between the date of this Agreement and the Effective Time, each party hereto will provide each other party and its accountants, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause their respective officers to furnish to the other party and its authorized representatives any and all financial, technical and operating data and other information pertaining to its business, as each other party shall from time to time reasonably request.

          B. All non-public information obtained by Acquiror or Regent or any of their representatives pursuant to this Agreement (including in connection with any environmental assessments conducted pursuant to Section 5.14) or in connection with the matters contemplated hereby concerning the business, operations or affairs of the other will be kept confidential and will not be used for any purpose other than the consummation of the transactions contemplated hereby, or be disclosed to any other Person, except for such disclosure to its employees, agents and representatives who have a need to know the same and who have been advised of the confidential nature of such information and who agree to abide by the terms hereof and except for such disclosure as may be required by applicable law, court order or governmental agency request. In the event this Agreement is terminated in accordance with its terms, any non-public information furnished by any party to any other party hereto will be promptly returned upon the written request of the party seeking such return.

     5.5  REGISTRATION STATEMENT.

          A. Acquiror shall prepare and file with the SEC as soon as is reasonably practicable the Registration Statement and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Regent shall cooperate with Acquiror to make such filing. Acquiror also shall take any action required to be taken under state blue sky or securities laws in connection with the issuance of the Acquiror Common Stock in connection with the Merger.
 Acquiror and Regent will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable for the Registration Statement, the Stock Market Additional Shares Notification, filings under applicable blue sky laws, and any other statement or application made by or on behalf of Acquiror or Regent to any governmental body in connection with the Merger and the other transactions contemplated by this Agreement.

     5.6 REGENT STOCKHOLDER MATTERS. Regent, through its Board of Directors, shall recommend to its stockholders approval of this Agreement and the transactions contemplated by this Agreement. Simultaneously with the execution of the Agreement, Regent shall deliver to Acquiror irrevocable written consents from the holders of at least a majority of the shares of Regent

Stock outstanding and entitled to consent to the approval and adoption of the Agreement and consummation of the Merger and other transactions contemplated hereby substantially in the form of Exhibit F, and Regent shall take all actions (including obtaining new consents if necessary) prior to the Closing Date necessary to keep such consents in full force and effect under the DGCL.
 As promptly as practicable after the date of this Agreement and in any event within any time period specified by the DGCL, Regent shall send any notice or other documents required by the DGCL with respect to the Merger to any holder of Regent Stock that has not already received such notice or other documents.

     5.7 STOCK MARKET ADDITIONAL SHARES NOTIFICATION. Acquiror will file an additional shares notification with NASDAQ to approve for quotation on NASDAQ the shares of Acquiror Common Stock to be issued in connection with the Merger and upon exercise of the Warrants (the "Stock Market Additional Shares Notification") and the Warrants. Acquiror shall exercise reasonable good faith efforts to cause such shares of Acquiror Common Stock and Warrants to be approved for quotation on NASDAQ prior to the Effective Time.

     5.8 REGENT AFFILIATES. Regent shall deliver to Acquiror a letter identifying all Persons who are, at the time the Merger is submitted to the stockholders of Regent for approval, "affiliates" of Regent for purposes of Rule 145 under the Securities Act (the "Regent Affiliates") . Regent shall cause each Person who is identified as a Regent Affiliate in such letter to deliver to Acquiror on or prior to the Effective Time a written agreement substantially in the form attached hereto as Exhibit G. Acquiror shall be entitled to place legends on any certificates of Acquiror Common Stock issued to such Regent Affiliates to restrict transfer of such shares as set forth above; PROVIDED, HOWEVER, such legends shall be removed at the request of a Regent Affiliate not earlier than two years after the Closing Date.

     5.9 PUBLIC ANNOUNCEMENTS. The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless Acquiror or Regent is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable rule of

NASDAQ and then only after making a reasonable attempt to comply with the provisions of this Section 5.9).

     5.10 FINANCIAL STATEMENTS AND SEC REPORTS.  Prior to the Effective
Time, each party hereto shall deliver to the other, as soon as available but in no event later than forty-five days after the end of each fiscal quarter, a consolidated balance sheet as of the last day of such fiscal period and the consolidated statements of income, stockholder's equity and cash flows of such party and its subsidiaries for the fiscal period then ended prepared in accordance with generally accepted accounting principles with such exceptions as are noted on such financial statements, and in the case of Acquiror, the requirements of Form 10-Q (or Form 10-K as the case may be) under the Exchange Act. Prior to the Effective Time, Acquiror shall deliver to Regent as soon as available all forms, reports and other documents filed by Acquiror with the SEC. Prior to the Effective Time, Regent also shall deliver to Acquiror, as soon as available but in no event later than thirty days after the end of each month, an unaudited balance sheet as of the last day of such month and the related statements of income of Regent for the year-to-date period then ended.

     5.11 RULE 144 INFORMATION. Acquiror (or any successor thereto) shall comply with the public information requirements set forth in Rule 144(c) under the Securities Act for a period of three (3) years following the Closing Date or such shorter period as may be necessary until all shares of Acquiror Common Stock issued to affiliates of Regent have become freely transferable or are no longer held by such affiliates.

     5.12 INDEMNIFICATION.

          A. For not less than six years following the Effective Time, Acquiror shall indemnify and hold harmless each present and former employee, agent, director or officer of Regent and the Regent Subsidiaries ("Indemnified Parties") from and against any and all claims, actions, suits, proceedings or investigations (as used in this Section A "Claim" or "Claims") arising out of or in connection with activities in such capacity, or on behalf of, or at the request of, Regent, Regent Subsidiaries or their affiliates, and shall advance expenses incurred with respect to the foregoing, as they are incurred, to the fullest extent permitted under applicable law; PROVIDED, HOWEVER, that if any Claim or Claims are asserted or made within such six-year period, all rights to indemnification in respect of such Claims shall continue until the final disposition of any and all such Claims.

          B. Acquiror shall cause the Surviving Corporation to keep in effect provisions in its certificate of incorporation, as amended, and bylaws providing for exculpation of director and officer liability and its indemnification of or advancement of expenses to the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enhance the Indemnified Parties' right of indemnification or advancement of expenses.

          C. If, after the Effective Time, Acquiror or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its property and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Acquiror assume all of the obligations set forth in this Section 5.12. The provisions of this
Section 5.12 are intended to be for the benefit of, and shall be enforceable by each Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, an officer, director, employee or agent of Regent or any Regent Subsidiary (and their heirs and representatives).

     5.13 EMPLOYEE BENEFITS.

          A. Acquiror shall cause the Surviving Corporation, each Regent Subsidiary and each successor thereto (if any) to provide the same compensation and benefit arrangements, plans and programs to current, former and retired salaried employees of Regent, each Regent Subsidiary and their respective predecessors as those provided by Acquiror to Acquiror's similarly situated current, former and retired salaried employees; PROVIDED, HOWEVER, that nothing in this Agreement shall preclude or restrict the Surviving Corporation from terminating the employment of any employee.

          B. Acquiror shall cause any salaried employee of Regent or any Regent Subsidiary that becomes a participant in any employee benefit plan, practice or policy of Acquiror, any of its affiliates, the Surviving Corporation or any of their respective successors, to be given credit under such plan, practice or policy for all service prior to the Effective Time with Regent and Regent's Subsidiaries, or any predecessor employer, for all purposes (including eligibility, vesting and determination of benefits) for which such service is either taken into account or recognized.

          C. Following the Effective Time, Acquiror shall, or shall cause the Surviving Corporation to, honor the terms of all consulting, employment and similar agreements set forth in the Regent Disclosure Letter that were in effect immediately prior to the date hereof.

          D. At least 30 days prior to the Effective Time, the board of directors of Regent shall have adopted a resolution ceasing further contributions and benefit accruals under each tax-qualified retirement plan providing for contributions described in Section 401(k) of the Code sponsored or maintained by Regent or any Subsidiary (collectively, the "401(k) Plans") and terminating the 401(k) Plans effective as of a date prior to the Effective Time. Such resolution shall (i) be expressly contingent upon the ability to distribute benefits in accordance with Section 401(k) of the Code, and (ii) require that prior to the Effective Time, the termination of each of the 401(k) Plans shall be submitted to the Internal Revenue Service for a determination letter and shall provide for the distribution of benefits to participants as soon as administratively feasible after the receipt of a favorable determination letter. Regent shall provide Acquiror's counsel with a copy of the board resolution and shall also provide Acquiror's counsel with copies of the applications for such determination letters for its review at least 5 days prior to the date such applications are to be filed with the Internal Revenue Service. Individuals who receive an "eligible rollover distribution," as defined in Section 401(a)(31) of the Code, from any of the 401(k) Plans shall be permitted to rollover all or any part of that distribution to the Jacor Communications, Inc. Retirement Plan.

     5.14 TAX TREATMENT. In order to permit tax counsel to Acquiror and Regent to provide the opinions required by Sections 6.2(F) and 6.3(C), (a) Regent and Acquiror shall provide representations to each such counsel substantially in the form of Exhibits D and E, respectively, and (b) Regent shall use its best efforts to cause a sufficient number of its shareholders to provide representations to such tax counsel, substantially in the form of Exhibit C, to the extent necessary to prevent a New Merger Event (and, to the extent feasible, to cause the Tax Continuity Level to equal or exceed 50%). Neither Acquiror nor Regent shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code or cause such representations to be false.

     5.15 ENVIRONMENTAL INSPECTION. Subject to Section 5.4, within twenty-one calendar days of the date of this Agreement, Acquiror shall have the right, at their own expense and risk, to commence a Phase I environmental assessment of the properties of Regent and Regent Subsidiaries to verify the accuracy of Regent's representations and warranties in Section 3.9. The
Phase I environmental assessment consultant must be reasonably acceptable to Regent (and shall be deemed reasonably acceptable to Regent if Regent makes no objection within three calendar days of receiving notice of who such consultant shall be), and all Phase I environmental assessments must be completed within sixty days from the date of this Agreement. In the event that any Phase I environmental assessment shows reasonable cause to conduct a Phase II environmental assessment, Acquiror shall have the right to cause such environmental assessment at its own expense and risk; PROVIDED, HOWEVER, that (i) any such Phase II environmental assessment shall be commenced as promptly as practicable after the completion of the related Phase I environmental assessments and, in any event, shall be completed within 120 calendar days of the date of this Agreement, (ii) the scope of such assessment shall be subject to the reasonable and prompt approval of Regent and (iii) such assessment shall be subject to Section 5.4(B). Regent shall be given access to all information obtained by Acquiror through such assessments.

     5.16 ESCROW AGREEMENT; REGISTRATION RIGHTS AGREEMENT.

          A. Simultaneously with the execution and delivery of this Agreement, Regent and Acquiror shall enter into an Escrow Agreement, substantially in the form attached hereto as Exhibit H (the "Escrow Agreement"). Pursuant to the Escrow Agreement, Acquiror will deliver or cause to be delivered to Escrow Agent, as defined in the Escrow Agreement, an irrevocable letter of credit in the amount of $10 million issued by an issuer reasonably acceptable to Regent (the "Letter of Credit") or $10 million cash.
 The Letter of Credit or cash shall be held, drawn on and paid only as provided in Section 8.1(B) of this Agreement and in the Escrow Agreement.

          B. Simultaneously with the execution and delivery of this Agreement, a Registration Rights Agreement substantially in the form of
Exhibit I (the "Registration Rights Agreement"), shall be executed by Acquiror. Acquiror shall, as promptly as practicable after the date hereof, perform its obligations under such Registration Rights Agreement. As promptly as practicable after the date hereof, Regent shall cause the Regent Affiliates to execute such Registration Rights Agreement.

     5.17 NOTIFICATION. Each of Regent and Acquiror shall, after obtaining knowledge of the occurrence, non-occurrence or threatened occurrence or non-occurrence of any fact or event that would cause or constitute a material breach or failure of any of the representations and warranties, covenants or conditions set forth herein, or that would constitute or result in a Material Adverse Effect to such party, notify the other parties in writing thereof with reasonable promptness.

     5.18 REGENT ACCOUNTANT'S LETTER. Regent shall use its reasonable best efforts to cause to be delivered to Acquiror a letter of Coopers & Lybrand, L.L.P., Regent's independent auditors, dated the date on which the Registration Statement becomes effective and addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.19 ACQUIROR ACCOUNTANT'S LETTER. Acquiror shall use its reasonable best efforts to cause to be delivered to Regent a letter of Coopers & Lybrand, L.L.P., Acquiror's independent auditors, dated the date on which the Registration Statement becomes effective and addressed to Regent, in form and substance reasonably satisfactory to Regent for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.20 PURCHASE, SALE AND OPTION AGREEMENTS. Regent shall not terminate any of the purchase, sale or option contracts set forth on Schedule 5.3A to the Regent Disclosure Letter without the prior written consent of Acquiror and shall exercise the options under the option contracts set forth on
Schedule 5.3A to the Regent Disclosure Letter prior to the Closing Date.

    5.21 TIME BROKERAGE AGREEMENT.

          A. Simultaneously with the execution hereof, Citicasters Co., a wholly owned subsidiary of Acquiror ("Citicasters"), Regent and the Regent Subsidiaries shall enter into a Time Brokerage Agreement in the form of Exhibit J hereto (the "TBA") pursuant to which Regent or its Subsidiaries shall broadcast programming supplied by Citicasters over the broadcasting transmission facilities of the Stations and Citicasters shall make certain payments to Regent during the period and in accordance with the terms and conditions set forth therein; PROVIDED, HOWEVER, that the terms of the TBA, except for Attachment C thereto, shall not be applicable to any Station listed on Exhibit K (the "TBA Stations"). As promptly as practicable after the date hereof, Regent shall obtain consents to assign the existing time brokerage agreements and joint sales agreements for the TBA Stations and once obtained, Regent or the Regent Subsidiary shall, on or after the TBA Effective Date, assign to Citicasters, and Citicasters shall assume, such time brokerage agreements. Regent knows of no reason why it will be unable to obtain such consents. In the event that Regent is unable to obtain such consents to the TBA with respect to any Station, Regent hereby agrees to enter into an equitable assignment to Acquiror of the rights, benefits and obligations of brokering such TBA Station in a form and manner as shall be mutually agreed upon. The term of the TBA shall commence within 3 business days of the expiration or earlier termination of the waiting period under the HSR Act.

          B. Regent shall, and Jacor shall cause Citicasters Co. to, perform their respective obligations under the TBA.

          C. Simultaneously with the execution hereof, Citicasters and SRLV shall enter into a Time Brokerage Agreement in the form of Exhibit N hereto pursuant to which SRLV shall broadcast programming supplied by Citicasters over the broadcasting transmission facilities of KWNR and Citicasters shall make certain payments to SRLV during the period and in accordance with the terms and conditions set forth therein.

     5.22 [Intentionally Left Blank]

     5.23 FM TRANSLATOR STATIONS. At or prior to the Effective Time of the Merger, Regent shall use commercially reasonable efforts to seek the transfer or assignment by Apollo Radio of

Salt Lake City of the FCC licenses of FM translator stations K257AA, K285AB, K221AC and K288AA to a third party acceptable to Acquiror, in Acquiror's sole discretion, and qualified under the applicable FCC rules and regulations.

     5.24 BFI CREDIT LINE.   Acquiror shall cause Broadcast Finance, Inc., an
Ohio corporation ("BFI"), to extend to Regent a line of credit substantially in the form of Exhibit L (the "BFI Credit Line") in the amount of $2,000,000, for the purpose of providing to Regent sufficient funds to enable Regent to remain in compliance with the three financial covenants (the "Financial Covenants") set forth in Section 7.6 of the Credit Agreement, as such Financial Covenants are in effect on the date of this Agreement. Regent shall (i) have the right to borrow funds under the BFI Credit Line at any time it is not in compliance with any Financial Covenant and (ii) have the obligation to use such borrowings only for the purpose of making payments on its "obligations" (as defined in the "Credit Agreement") under the Credit Agreement.

     The BFI Credit Line shall be evidenced by the promissory note attached hereto as Exhibit O (the "BFI Note"), and shall be governed by the terms thereof. In connection with the BFI Credit Line, Regent shall pay the fees set forth in the BFI Note.

     The BFI Note shall be guaranteed by all present and future subsidiaries of Regent and shall be secured by Liens (as that term is defined in the Credit Agreement) ("Liens") in all collateral now or hereafter securing the "Obligations" (as defined in the Credit Agreement) (the "Senior Credit Obligations"), pursuant to security agreements, mortgages, deeds of trust and other collateral documents comparable to those securing the Credit Obligations, all as more fully set forth in the BFI Note. The BFI note shall be subordinated to the Senior Credit Obligations as set forth in the BFI Note and the subordination document referenced therein.


                                   SECTION 6

                                   CONDITIONS

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          A. INJUNCTION. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the Merger may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced and be continuing by any Federal or state governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice directed to either Regent or Acquiror shall have been received from any such Federal or state agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that (i) each of Regent and Acquiror shall have used all its commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered and (ii) Acquiror shall be in compliance with Section 5.2.

          B. HSR ACT. The applicable waiting periods shall have expired or been terminated under the HSR Act.

          C. REGENT STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote or consent of the holders of a majority of the outstanding shares of Regent's stockholders in accordance with applicable law and Regent's Certificate of Incorporation, which vote or consent shall remain in full force and effect as of the Effective Time.

     6.2 CONDITIONS TO ACQUIROR'S OBLIGATIONS. The obligation of Acquiror to consummate on the Closing Date the transactions contemplated by this Agreement will be subject to the satisfaction of each of the following conditions on or prior to the Closing Date, unless expressly waived in writing by Acquiror:

          A. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Regent set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all respects as of such date,

(ii) to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual representation or warranty) does not constitute a Material Adverse Effect on Regent when compared to the state of facts which would exist if all such representations and warranties were true in all respects as of the applicable times, (iii) to the extent that such representations and warranties are not true and correct by reason of any action or inaction by Citicasters (or any successor) as the broker of the Stations pursuant to the TBA and (iv) after the TBA Effective Date, the failure by Regent to comply with any of its financial covenants under the Credit Agreement due to insufficient Broadcast Cash Flow (as defined in the TBA) shall not constitute a breach of any representation or warranty hereunder.

          B. PERFORMANCE OF THIS AGREEMENT. Except for actions or inactions by Regent reasonably contemplated by the TBA, each of the agreements and covenants of Regent to be performed and complied with by Regent pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with except to the extent that the aggregate effect of any nonperformance or noncompliance by Regent (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual covenant or agreement) does not constitute a Material Adverse Effect on Regent when compared to the state of facts which would exist if all such agreements and covenants had been performed and complied with by Regent; PROVIDED, HOWEVER, that after the TBA Effective Date, the failure by Regent to comply with any of its financial covenants under the Credit Agreement due to insufficient Broadcast Cash Flow (as defined in the TBA) shall not constitute a failure to perform or comply with its obligations hereunder.

          C. CONSENTS. All consents of the FCC to the transactions contemplated by this Agreement shall have been obtained, are in effect and have become Final Orders; PROVIDED that (i) Acquiror shall have performed their obligations under Sections 5.1 and 5.2 and (ii) fifteen calendar days prior to the first anniversary of the date hereof, Acquiror shall waive its right to Final Orders in the event that initial FCC consents shall have been received and the reason that Final Orders have not been issued is attributable solely to Acquiror.

          D. DELIVERY OF CERTIFICATES. Regent shall have delivered to Acquiror a certificate dated the Closing Date and signed by the chief executive officer and the chief financial officer of Regent certifying as to the matters set forth in Sections 6.2(A) and 6.2(B).

          E. DISSENTING SHARES. Not more than 10% of the outstanding shares of Regent Stock shall constitute Dissenting Shares.

          F. TAX OPINION. Acquiror shall have received a written opinion of Acquiror's tax counsel concerning certain federal tax consequences of the Merger, substantially in the form attached hereto as Exhibit M; PROVIDED, HOWEVER, that if a New Merger Event has occurred, such tax opinion shall no longer be required.

          G. CLOSING OF KWNR PURCHASE. Concurrently with the Effective Time of the Merger, the closing of the KWNR Purchase shall have occurred on the terms set forth in Plan and Agreement of Reorganization dated July 19, 1996, among Regent, Southwest Radio Las Vegas, Inc. and Southwest Florida Enterprises, Inc., as amended by that letter agreement between such parties and Jacor dated October 8, 1996 or as such terms may be amended or waived with the prior written approval of Acquiror.

     6.3 CONDITIONS TO REGENT'S OBLIGATION. The obligation of Regent to consummate, on the Closing Date, the transactions contemplated by this Agreement will be subject to the satisfaction of each of the following conditions on or prior to the Closing Date, unless expressly waived, in writing, by Regent:

          A. REGISTRATION STATEMENT. The Registration Statement and the shelf registration contemplated by the Registration Rights Agreement (which may form part of the Registration Statement) shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the applicable Securities Laws and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC. All applicable state securities laws shall have been complied with in connection with the issuance of Acquiror Common Stock and the Warrants to be issued in connection with the Merger, and no stop order suspending the effectiveness of any qualification or registration of such Acquiror Common Stock or Warrants under such state securities laws shall have been issued and pending or threatened by the authorities of any such state.

          B. NASDAQ LISTING. The shares of Acquiror Common Stock and the Warrants issuable to Regent's stockholders pursuant to this Agreement and the shares of Acquiror Common Stock issuable upon exercise of the Warrants shall have been approved for quotation on NASDAQ, subject to notice of issuance.

          C. TAX OPINION. Regent shall have received a written opinion of Regent's tax counsel concerning certain federal income tax consequences of the Merger, substantially in the form attached hereto as Exhibit M; PROVIDED, HOWEVER, that if a New Merger Event has occurred, such tax opinion shall no longer be required.

          D. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiror set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (i) except for any such representations and warranties made as of specified date, which shall be true and correct in all respects as of such date and (ii) to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual representation or warranty) does not constitute a Material Adverse Effect on Acquiror when compared to the state of facts which would exist if all such representations and warranties were true in all respects as of the applicable times.

          E. PERFORMANCE OF THIS AGREEMENT. Each of the agreements and covenants of Acquiror to be performed and complied with by Acquiror pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with except to the extent that the aggregate effect of any nonperformance or noncompliance by Acquiror (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual covenant or agreement) does not constitute a Material Adverse Effect on Acquiror when compared to the state of facts which would exist if all such agreements and covenants had been performed and complied with by Acquiror.

          F. CONSENTS. All consents of the FCC to the transactions contemplated by this Agreement shall have been obtained, are in effect and have become Final Orders; PROVIDED that (i) Regent shall have performed its obligations under Sections 5.1 and 5.2 and (ii) fifteen calendar days prior to the first anniversary of the date hereof, Regent shall waive its right to Final Orders in the event that initial FCC consents shall have been received and the reason that Final Orders have not been issued is attributable solely to Regent.

          G. DELIVERY OF CERTIFICATE. Acquiror shall have delivered to Regent a certificate dated as of the Closing Date and signed by the chief executive officer and chief financial officer of Acquiror certifying as to the matters set forth in Sections 6.3(D) and 6.3(E).

          H. REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement executed by Acquiror on the date hereof shall be in full force and effect and all the parties thereto shall have complied with the terms thereof.

          I. REGENT EXPENSES. All the Regent Expenses set forth on the Transaction Expense Schedule shall have been paid.

                                   SECTION 7

                  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES

          All representations and warranties contained in this Agreement by any party hereto or set forth in any certificate or other instrument delivered by or on behalf of the parties pursuant to this Agreement shall expire at the Effective Time.

                                   SECTION 8

                                  TERMINATION

     8.1  TERMINATION.

          A. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

          (1) by the mutual written consent of Acquiror and Regent;

          (2) by Acquiror or Regent if the Closing shall not have occurred on or before the first anniversary of the date hereof unless such failure to close shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

          (3) by Acquiror or Regent if the Application is rejected and not appealed within the applicable time period or all appeals therefrom have been unsuccessfully exhausted, upon fifteen days written notice to the other, PROVIDED that the party seeking to terminate has prosecuted the Application diligently and in good faith and has satisfied any and all requests by the FCC for additional information with respect to the Application;

          (4) by Acquiror, if Regent breaches any of the representations or warranties of Regent set out in Section 3 of this Agreement which breach has a Material Adverse Effect on Regent and shall not have been cured within thirty days after written notice thereof from Acquiror to Regent, in which case Acquiror shall have only the remedy set forth in Section 8.1(B) hereof;

          (5) by Acquiror, if Regent breaches any of its covenants contained in this Agreement, which breach has a Material Adverse Effect on Regent and shall not have been cured within thirty days after written notice thereof from Acquiror to Regent;

          (6) by Regent, if Acquiror breaches any representation, warranty or covenant of Acquiror contained in this Agreement which breach has a Material Adverse Effect on Acquiror and shall not have been cured within thirty days after written notice thereof from Regent to Acquiror, in which case Regent shall have the remedy set forth in Section 8.1(B) hereof.

          B. Except as otherwise expressly provided herein, no termination of this Agreement on the grounds of a material breach of any covenant contained herein shall relieve the breaching party from any liability for such breach of any covenant or agreement contained herein giving rise to such termination. As a material inducement for Regent to enter into this Agreement,

Acquiror and Regent agrees (i) that in the event Acquiror is entitled to terminate this Agreement pursuant to Section 8.1(A) (4) hereof, Acquiror's sole and exclusive remedies, if any, shall be (x) to terminate this Agreement or (y) specific performance pursuant to Section 8.1(c) and, in any event, Acquiror hereby waives any right to sue or otherwise recover damages from Regent except to the extent such termination results from Regent's wilful and material breach of any of its representations and warranties and (ii) in the event that (x) the Acquiror fails to close the transaction contemplated by this Agreement and the conditions to Acquiror's obligations to close provided in Sections 6.1 and 6.2 are satisfied or (y) Regent is entitled to terminate this Agreement pursuant to Section 8.1(A)(6) hereof, Regent shall be entitled to be paid a termination fee in the amount of $10 million by drawing on the Letter of Credit pursuant to the terms of the Escrow Agreement or shall be entitled to specific performance pursuant to Section 8.1(C), and in any event, Regent may sue or recover other damages if such termination results from Acquiror's willful and material breach of any of its representations and warranties.

          C. ENFORCEMENT. Regent and Acquiror agree that irreparable damage would occur and that neither Regent nor Acquiror would have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. If any action is brought by either party to enforce this Agreement, the other party shall waive the defense that there is an adequate remedy at law. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

                                   SECTION 9

                                 MISCELLANEOUS

     9.1  CONFIDENTIALITY.

          A. PRIOR TO CLOSING. Unless and until the Closing has occurred, and except as may be otherwise required by applicable law, each party hereto shall, and shall cause its employees, agents, and representatives to, maintain in confidence and not otherwise use information, documents, data furnished to it, or to any Person on its behalf, by any other party in connection herewith.

          B. FAILURE TO CLOSE. If the Closing does not occur on the Closing Date, each of Acquiror and Regent shall return all written information, documents, and data furnished to the other party or to any Person on its behalf and all copies thereof. Notwithstanding anything else in this Agreement to the contrary, if the transactions contemplated by this Agreement are not closed, the agreement of each party to maintain in confidence all information received by it and not to use such information in competition with the other shall continue in perpetuity and none of such information shall be used by any party, its employees, agents, or representatives or affiliates thereof in the business operations of any such Person, except to the extent that such information was: (i) possessed by such party prior to the disclosure thereof by the other party; (ii) disclosed to such party by an independent third party without a violation of any obligation of confidentiality on the part of such third party; or (iii) ascertainable from public or published information or trade sources.

     9.2 NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by first class, registered, or certified mail, postage prepaid, or sent via overnight reputable courier service, or delivered personally or via facsimile with copy sent by mail as provided above:

If to Regent, to:                      Copy to:

Regent Communications, Inc.            Wyatt, Tarrant & Combs
50 E. RiverCenter Boulevard            2800 Citizens Plaza
Suite 180                              Louisville, Kentucky 40202
Covington, Kentucky 41011              Attn:  Stewart E. Conner, Esq.
Facsimile No.:  (606) 292-0352         Facsimile No.:  (502) 589-0309

                                       and

                                       Cravath, Swaine & Moore
                                       825 Eighth Avenue
                                       New York, NY 10019
                                       Attn:  William P. Rogers, Jr.
                                       Facsimile No.:  (212) 474-3700

If to Acquiror, to:                    Copy to:

Jacor Communications, Inc.             Graydon, Head & Ritchey
1300 PNC Center                        1900 Fifth Third Center
201 East Fifth Street                  P.O. Box 6464
Cincinnati, Ohio 45202                 Cincinnati, OH 45201
Facsimile No.:  (513) 621-0090         Attn: John J. Kropp, Esq.
                                       Facsimile No.:  (513) 651-3836


or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with its situation shall be deemed given three days after being mailed, and notices sent by overnight courier service shall be deemed given one day after placed in the hands of a representative of such service and notice given by facsimile shall be deemed given on the date of transmission subject to sender's receipt of a confirmation copy.

     9.3 THIRD PARTY RIGHTS. Except as contemplated by Sections 9.4 and 5.13, it is the intention of the parties that nothing in this Agreement shall be deemed to create any right with respect to any Person not a party to this Agreement.

     9.4 PARTIES IN INTEREST; ASSIGNMENT. All covenants and agreements contained in this Agreement by or on behalf of any of the parties to this Agreement shall bind and inure to the benefit of their respective heirs, executors, successors, and assigns, whether so expressed or not. No party to this Agreement may assign its rights or delegate its obligations under this Agreement to any other Person without the express prior written consent of the other parties, except that (i) Acquiror may assign its rights and delegate its obligations to one or more subsidiary or affiliated corporation of Acquiror and (ii) in the event that Acquiror finds it necessary under its existing bank credit facilities (or under any refinancing related thereto) to provide to its lenders a collateral assignment of Acquiror's interest in this Agreement or any related documents, Regent will cooperate with Acquiror and such lenders requesting such assignment including but not limited to signing a consent and acknowledgement of such assignment; PROVIDED, HOWEVER, that Acquiror shall remain fully liable as to all of its obligations and agreements whether or not delegated or assigned.

     9.5 CONSTRUCTION; GOVERNING LAW. The section headings contained in this Agreement are inserted as a matter of convenience and shall not affect in any way the construction of the terms of this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

     9.6 ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement, including the Exhibits hereto and the Regent Disclosure Letter and documents and instruments executed and delivered at the Closing in connection herewith, the Escrow Agreement, constitute and contain the entire Agreement among the parties hereto with respect to the transactions contemplated hereby and supersede any prior writing by the parties. The waiver of a breach of any term or condition of this Agreement must be in writing signed by the party sought to be charged with such waiver and such waiver shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition of this Agreement. This Agreement may not be changed orally, but only in a writing signed by the parties hereto.

     9.7 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

     9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party but all of which taken together shall constitute one and the same Agreement. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

     9.9 EXPENSES. Except as otherwise specifically provided in this Agreement, each party to this Agreement shall pay any and all fees and expenses that such party may incur in connection with the negotiation, execution, or closing of this Agreement and the other transactions contemplated by this Agreement.

     9.10 TIME OF ESSENCE. Time is of the essence to the performance of the obligations set forth in this Agreement.

     9.11 KNOWLEDGE. Notwithstanding anything to the contrary contained herein, the use of the word "knowledge", "known" or words of similar import in this Agreement shall mean the "actual knowledge" of the particular party hereto. In the case of Regent, "knowledge", "known" or words of similar import shall mean the actual personal knowledge of Terry S. Jacobs, William
E. Stakelin or George E. Willett, each director and officer of Regent and each Station manager of Regent and each Regent Subsidiary who would reasonably be expected to have knowledge of the matter.

     9.12 ACKNOWLEDGEMENT. The parties hereto acknowledge that the lenders under the Credit Agreement have a security interest in this Agreement, the TBA and any other documents contemplated hereby.

                          (signatures on next page)

     IN WITNESS WHEREOF, Acquiror and Regent have caused this Plan and Agreement of Merger to be executed by their duly authorized officers as of the day and year first written above.

                                       JACOR COMMUNICATIONS, INC.,

                                           by /s/ R. Christopher Weber
                                              ---------------------------
                                              Name:  R. Christopher Weber
                                              Title:  Senior Vice President and
                                                      Chief Financial Officer

                                       REGENT COMMUNICATIONS, INC.,

                                           by /s/ Terry S. Jacobs
                                              ---------------------------
                                              Name:  Terry S. Jacobs
                                              Title:  President

                                                                      EXHIBIT A

                                 PLAN OF MERGER

     THIS PLAN OF MERGER ("Plan of Merger") dated as of             , 199 ,
between REGENT COMMUNICATIONS, INC., a Delaware corporation having an address of 50 East RiverCenter Boulevard, Suite 180, Covington, Kentucky 41011 ("Regent"), and JACOR COMMUNICATIONS, INC., a Delaware corporation having an address of 201 East Fifth Street, Suite 1300, Cincinnati, OH 45202 ("Acquiror").

     WHEREAS, Acquiror has an authorized capital stock consisting of (i) 100,000,000 shares of Common Stock, par value $0.01 per share, of which 31,242,758 shares have been duly issued and are now outstanding; (ii) 2,000,000 shares of Class A Preferred Stock, $0.01 par value per share, none of which have been issued or are now outstanding; and (iii) 2,000,000 shares of Class B Preferred Stock, $0.01 par value per share, none of which have been issued or are now outstanding,

     WHEREAS, Regent has an authorized capital stock consisting of (i) 5,000,000 shares of Class A Common Stock, par value $0.01 per share, of which 50,000 shares ("Class A Shares") have been duly issued and are now outstanding, (ii) 150,000 shares of Class B Common Stock, par value $0.01 per share, none of which (collectively with the Class A shares, "Regent Common Stock") have been issued and are now outstanding, and (iii) 4,500,000 shares of Preferred Stock, par value $0.01 per share, of which 3,774,194 shares ("Regent Preferred Stock") have been duly issued and are now outstanding, and

     WHEREAS, the Board of Directors of Acquiror and Regent, respectively, deem it advisable and generally to the advantage and welfare of the two corporate parties and their respective shareholders to effect a Plan and Agreement of Merger (the "Agreement"), for the general welfare and advantage of their respective shareholders, under which plan Regent would be merged with and into Acquiror, in accordance with the terms of the Agreement and this Plan, pursuant to the provisions of the General Corporation Law of the State of Delaware (the "GCL").

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and of the mutual benefits hereby provided, it is agreed by and between the parties hereto as follows:

     1. THE MERGER. Upon the terms and conditions set forth in this Plan of Merger, at the Effective Time, as hereinafter defined, Regent shall be merged with and into Acquiror (the "Merger") in accordance with the provisions of and with the effect provided in the GCL. The terms of the Merger shall be as set forth in the Agreement and in this Plan of Merger.

     2. EFFECTIVE TIME OF MERGER. Upon the terms and conditions set forth in the Agreement and this Plan of Merger, a Certificate of Merger (the "Delaware Certificate of Merger") shall be duly prepared and executed by Regent and Acquiror, and thereafter delivered to the Secretary of State of the State of Delaware for filing on the Closing Date. The Merger shall become effective upon the filing of a properly executed Delaware Certificate of Merger with the Delaware Secretary of State (the "Effective Time").

     3. SURVIVING CORPORATION. Acquiror shall survive the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, but the separate corporate existence of Regent shall cease forthwith upon the Effective Time.

     4. CONVERSION OF SHARES OF REGENT CAPITAL STOCK. Shares of Regent Common Stock and Regent Preferred Stock will be converted into the Merger Consideration (as defined in the Agreement) pursuant to Section 2.7 and 2.8 of the Agreement.

     5. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Acquiror as it exists on the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation following the Effective Time unless and until the same shall be amended or repealed in accordance with the provisions thereof, which power to amend or repeal is hereby expressly reserved, and all rights or powers of whatsoever nature conferred in such Certificate of Incorporation or herein upon any shareholder or director or officer of the Surviving Corporation or upon any other persons whomsoever are subject to the reserve power. Such Certificate of Incorporation shall constitute the Certificate of Incorporation of Acquiror separate and apart from this Plan of Merger and may be separately certified as the Certificate of Incorporation of Acquiror.

     6. BYLAWS. The Bylaws of Acquiror as they exist on the Effective Time shall be the Bylaws of the Surviving Corporation following the Effective Time unless and until the same shall be amended or repealed in accordance with the provisions thereof.

     7. BOARD OF DIRECTORS AND OFFICERS. The members of the Board of Directors and the officers of the Surviving Corporation immediately after the Effective Time of the Merger shall be those persons who were the members of the Board of Directors and the officers, respectively, of Acquiror immediately prior to the Effective Time of the Merger, and such persons shall serve in such offices, respectively, for the terms provided by law or in the Bylaws, or until their respective successors are elected and qualified.

     8. RIGHTS AND LIABILITIES OF REGENT. At and after the Effective Time of the Merger, Acquiror shall succeed to and possess, without further act or deed, all of the estate, rights, privileges, powers, and franchises, both public and private and all of the property, real, personal, and mixed of each of the parties hereto; all debts due to Regent on whatever account shall be vested in Acquiror; all claims, demands, property, rights, privileges, powers and franchises and every other interest of either of the parties hereto shall be as effectively the property of Acquiror as they were of the respective parties hereto; the title to any real estate vested by deed or otherwise in Regent shall not revert or be in any way impaired by reason of the Merger, but shall be vested in Acquiror; all rights of creditors and all liens upon any properly of either of the parties hereto shall be preserved unimpaired, limited in lien to the property affected by such lien at the effective time of the Merger; and all debts, liabilities, and duties of the respective parties hereto shall thenceforth attach to Acquiror and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.

     9. LAW AND SECTION HEADINGS. This Plan of Merger shall be construed and interpreted in accordance with the laws of the State of Delaware.
Section headings are used in this Plan of Merger for convenience only and are to be ignored in the construction of the terms of this Plan of Merger.

     10. TERMINATION. Anything contained in this Plan of Merger notwithstanding and notwithstanding adoption hereof by the shareholders of Regent or Acquiror, this Plan of Merger may be terminated and the Merger abandoned as provided in the Agreement.

     11. CONDITIONS PRECEDENT. The obligations of Acquiror and Regent to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

     12. MODIFICATIONS. The parties hereto may amend, modify or supplement this Plan of Merger, before or after approval thereof by the shareholders of Regent or Acquiror, in such manner as may be agreed by them in writing.

     13. DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

     IN WITNESS WHEREOF each of the corporate parties hereto, pursuant to authority duly granted by the Board of Directors, has caused this Plan of Merger to be executed by its authorized officer.

                                       JACOR COMMUNICATIONS, INC.

                                        By:
                                           ---------------------------

                                        Title:
                                              ------------------------


                                       REGENT COMMUNICATIONS, INC.

                                        By:
                                           ---------------------------
                                           Terry S. Jacobs, President

                                                                      EXHIBIT B
                                WARRANT AGREEMENT


                   WARRANT AGREEMENT, dated as of [        ],  1997 (the
              "Agreement") between JACOR COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and KEYCORP SHAREHOLDER SERVICES, INC., a Delaware corporation, as Warrant Agent (the "Warrant Agent") ("Agreement").


         The Company proposes to issue warrants, as hereinafter described (the "Warrants"), to purchase up to an aggregate of 500,000 shares of its common stock, $0.01 par value per share ("Common Stock") (the shares of Common Stock issuable on exercise of the Warrants being referred to herein as the "Warrant Shares"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement") between the Company and Regent Communications, Inc., dated as of October [ ], 1996, pursuant to which the Company will issue the
Warrants, each Warrant entitling the holder thereof to purchase [   ] of a
share of Common Stock (the "Fraction").

         The Company wishes the Warrant Agent to act on behalf of the Company and the Warrant Agent is willing to act in connection with the issuance, division, transfer, exchange and exercise of Warrants.

         In consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and the registered holders of the Warrants (the "Holders"), the Company and the Warrant Agent hereby agree as follows:

         SECTION 1. APPOINTMENT OF WARRANT AGENT. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and the Warrant Agent hereby accepts such appointment.

         SECTION 2.  TRANSFERABILITY AND FORM OF WARRANT.

         SECTION 2.01. REGISTRATION. The Warrants shall be numbered and shall be registered in a Warrant Register as they are issued. The Company and the Warrant Agent shall be entitled to treat the Holder of any Warrant as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person, and shall not be liable for any registration of transfer of Warrants which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of transfer, or with such knowledge of such acts that its participation therein amounts to bad faith.

         SECTION 2.02. TRANSFER. The Warrants shall be transferable only on the books of the Company maintained at the principal office of the Warrant Agent upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer, which endorsement shall be guaranteed by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing sometimes hereinafter referred to as an "Eligible Institution"). In all cases of transfer by an attorney, the original power of attorney, duly approved, or a copy thereof, duly certified, shall be deposited and remain with the Warrant Agent. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and remain with the Warrant Agent in its discretion.
 Upon any registration of transfer, the Warrant Agent shall countersign and deliver a new Warrant or Warrants to the persons entitled thereto.

         SECTION 2.03. FORM OF WARRANT. The text of the Warrant and of the Purchase Form shall be substantially as set forth in Exhibit A attached hereto. The price per Warrant Share and the number of Warrant Shares issuable upon exercise of each Warrant are subject to adjustment upon the occurrence of certain events, all as hereinafter provided. The Warrants shall be executed on behalf of the Company by its Chief Executive Officer, its President or one of its Vice Presidents, under its corporate seal reproduced thereon attested by its Secretary or an Assistant Secretary. The signature of any such officers on the Warrants may be manual or facsimile.

         Warrants bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any one of them shall have ceased to hold such offices prior to the delivery of such Warrants or did not hold such offices on the date of this Agreement.

         Warrants shall be dated as of the date of countersignature thereof by the Warrant Agent either upon initial issuance or upon division, exchange, substitution or transfer.

         SECTION 3. COUNTERSIGNATURE OF WARRANTS. The Warrants shall be countersigned by the Warrant Agent (or any successor to the Warrant Agent then acting as warrant agent under this Agreement) and shall not be valid for any purpose unless so countersigned. Warrants may be countersigned, however, by the Warrant Agent (or by its successor as warrant agent hereunder) and may be delivered by the Warrant Agent, notwithstanding that the persons whose manual or facsimile signatures appear thereon as proper officers of the Company shall have ceased to be such officers at the time of such countersignature, issuance or delivery. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the President, a Vice-President, the Treasurer or the Secretary of the Company, countersign, issue and deliver Warrants entitling the Holders thereof to purchase not more than 500,000 Warrant Shares (subject to adjustment pursuant to Section 10 hereof) and shall countersign and deliver Warrants as otherwise provided in this Agreement.

         SECTION 4. EXCHANGE OF WARRANT CERTIFICATES. Each Warrant certificate may be exchanged for another certificate or certificates entitling the Holder thereof to purchase a like aggregate number of Warrant Shares as the certificate or certificate surrendered then entitle such Holder to purchase. Any Holder desiring to exchange a Warrant certificate or certificates shall make such request in writing delivered to the Warrant Agent, and shall surrender, properly endorsed, the certificate or certificates to be so exchanged. Thereupon, the Warrant Agent shall countersign and deliver to the person entitled thereto a new Warrant certificate or certificates, as the case may be, as so requested.

         SECTION 5.  TERM OF WARRANTS; EXERCISE OF WARRANTS.

         SECTION 5.01. TERM OF WARRANTS. Subject to the terms of this Agreement, each Holder shall have the right, which may be exercised commencing the date of issuance of the Warrants and until 5:00 P.M. Eastern
Time, on [        ], [2002] [the fifth anniversary of the date of the
Effective Time (as defined in the Merger Agreement)] (the "Expiration Date"), to purchase from the Company the number of fully paid and nonassessable Warrant Shares which the Holder may at the time be entitled to purchase on exercise of such Warrants; PROVIDED, HOWEVER, if any or all of the Warrants shall be called for redemption pursuant to Section 8.03 hereof, the right to exercise the Warrants so to be redeemed shall expire at the close of business, New York time, on the redemption date.

         SECTION 5.02. EXERCISE OF WARRANTS. A Warrant may be exercised upon surrender to the Warrant Agent, at its principal office, of the certificate or certificates evidencing the Warrants to be exercised, together with the form of election to purchase on the reverse thereof duly filled in and signed, which signature shall be guaranteed by an Eligible Institution, and upon payment to the Warrant Agent for the account of the Company of the Warrant Price (as defined in and determined in accordance with the provisions of Sections 9 and 10 hereof), for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Warrant Price shall be made in cash or by certified or bank cashier's check drawn on a banking institution chartered by the government of the United States or any state thereof.

         Subject to Section 6 hereof, upon such surrender of Warrants and payment of the Warrant Price as aforesaid, the Warrant Agent shall cause to be issued and delivered with all reasonable dispatch to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of such Warrants, together with cash, as provided in Section 11 hereof, in respect of any fractional Warrant Shares otherwise issuable upon such surrender. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Warrant Price, as aforesaid. The right of purchase represented by the Warrants shall be exercisable, at the election of the Holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of less than all of the Warrant Shares purchasable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant certificate or certificates pursuant to the provisions of this Section and of
Section 3 hereof, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant certificates duly executed on behalf of the Company for such purpose.

         SECTION 5.03. RESTRICTION ON EXERCISES. A Warrant may not be exercised in whole or in part if in the reasonable opinion of counsel to the Company the issuance of the Common Stock upon such exercise would cause the Company to be in violation of the Telecommunications Act of 1996 or the rules and regulations in effect thereunder. A Holder desiring to exercise Warrants shall, if requested by the Company, furnish to the Company such additional information as the Company deems reasonably necessary in order to determine if exercise of a Warrant may cause the Company to be in said violation. In the event the Company's counsel determines that, in such counsel's opinion after review of such information, if any, requested by and delivered to, the Company, the exercise of a Warrant would cause the Company to be in violation of the broadcast multiple ownership provisions of the Communications Act of 1934, as amended, or the rules and regulations in effect thereunder, the Company shall notify such Holder and the Warrant Agent to that effect. Upon receipt of said notice, such Holder may take such steps, at its own expense, as it reasonably determines necessary so that the exercise of the Warrant would not cause such a violation; PROVIDED, that upon completion of said steps, such Holder shall notify the Company and the provisions of this
Section 5.03 shall then apply with respect to the proposed revised transaction; PROVIDED, FURTHER that if after such proposed revised transaction such Warrant would still not be exercisable pursuant to this
Section 5.03, the Company shall within five business days make an offer to purchase such Warrant at a price equal to the excess of (x) the current market price (as defined in

Section 10.01(d)) on the date of such offer over (y) the Exercise Price thereof.

         SECTION 5.04. LEGEND ON CERTIFICATE. The certificates evidencing the Warrants may, in the sole discretion of the Company, bear a legend relating to certain limitations on the ownership of Common Stock imposed by the Telecommunications Act of 1996.

         SECTION 6. PAYMENT OF TAXES. The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; PROVIDED, HOWEVER, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any Warrants or certificates for Warrant Shares in a name other than that of the registered Holder of Warrants in respect of which such Warrant Shares are issued.

         SECTION 7. MUTILATED OR MISSING DOCUMENTS. In case any of the certificates evidencing the Warrants shall be mutilated, lost, stolen or destroyed, the Company shall issue, and the Warrant Agent shall countersign and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant certificate, or in lieu of and substitution for the Warrant certificate lost, stolen or destroyed, a new Warrant certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant and indemnity or bond, if requested, also satisfactory to them. An applicant for such a substitute Warrant certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe.

         SECTION 8. RESERVATION OF WARRANT SHARES; PURCHASE, CALL AND CANCELLATION OF WARRANTS.

         SECTION 8.01. RESERVATION OF WARRANT SHARES. There have been reserved, and the Company shall at all times keep reserved, out of its authorized Common Stock, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. The Transfer Agent for the Common Stock and every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevokably authorized and directed at all times to reserve such number of shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent for the Common Stock and with every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed stock certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 11 hereof. All Warrants surrendered in the exercise of the rights thereby evidenced shall be canceled by the Warrant Agent and shall thereafter be delivered to the Company.

         SECTION 8.02. PURCHASE OF WARRANTS BY THE COMPANY. The Company shall have the right, except as limited by law, other agreements or herein, to purchase or otherwise acquire Warrants at such times, in such manner and for such consideration as it may deem appropriate.

         SECTION 8.03. CALL OF WARRANTS BY THE COMPANY. The Company shall have the right to redeem any or all of the Warrants at a price per Warrant equal to $12.00 multiplied by the Fraction, as adjusted from time to time as provided in Section 10 hereof (the "Call Price") on or after the third anniversary of the Effective Time.

         If fewer than all the Warrants are to be redeemed, the Company shall select by lot the Warrants so to be redeemed in such manner as shall be prescribed by the Board of Directors of the Company. The Company shall give the Warrant Agent written notice of the aggregate number of Warrants to be redeemed and the prescribed manner of redemption .

         Notice of the redemption shall be mailed to the Holders of record not more than 45 days nor less than 15 days prior to the date scheduled for redemption (the "Call Date") and shall be given by the Company to the Warrant Agent prior to or concurrently with the mailing of notice of the redemption to such Holders, all in accordance with the provisions of Section 18 hereof. The notice of redemption also shall be given not more than 45 days nor less than 15 days prior to the Call Date, by publishing it once in The Wall Street Journal (national edition), and such notice shall state the date, place and price of such redemption. Each Holder shall continue to have the right to exercise the Warrant until the close of business, New York time, on the Call Date. No less than one business day prior to the Call Date, the Company shall deposit with the Warrant Agent funds sufficient to purchase all of the Warrants to be redeemed on the Call Date which have not theretofore been exercised.

         SECTION 8.04. CANCELLATION OF WARRANTS. In the event the Company shall purchase or otherwise acquire Warrants, the same shall thereupon be delivered to the Warrant Agent and be canceled by it and retired. The Warrant Agent shall cancel any Warrant surrendered for exchange, substitution, transfer or exercise in whole or in part, and shall thereafter deliver any such cancelled Warrants to the Company.

         SECTION 9. WARRANT PRICE. The price per share at which Warrant Shares shall be purchasable upon exercise of Warrants shall be $40 (the "Warrant Price"), subject to adjustment pursuant to Section 10 hereof.

         SECTION 10. ADJUSTMENT OF WARRANT PRICE AND NUMBER OF WARRANT SHARES. The number and kind of securities purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as hereinafter defined, that occur subsequent to the date of the Merger Agreement.

         SECTION 10.01. MECHANICAL ADJUSTMENTS. The number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment as follows:

         (a) In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue by reclassification of its shares of Common Stock other securities of the Company (including any such reclassification in connection with a consolidation or merger in which the Company is surviving corporation), the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder of each Warrant shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which he would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, of such event.

          (b) In case the Company shall issue rights, options or warrants to all holders of its outstanding Common Stock, without any charge to such holders, entitling them (for a period within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share which is lower at the record date mentioned below than the then current market price per share of Common Stock (as defined in paragraph (d) below) the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon exercise of each Warrant by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the then current market price per share of Common Stock. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective retroactively immediately after the record date of the determination of stockholders entitled to receive such rights, options or warrants.

          (c) In case the Company shall distribute to all holders of its shares of Common Stock evidences of its indebtedness or assets (excluding
     (x) regular periodic cash dividends pursuant to an announced policy of the Company payable out of consolidated earnings or surplus legally available for dividends and (y) dividends or distributions referred to in paragraph (a)) or rights, options or warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock (excluding those referred to in paragraph (b) above), then in each case the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant, by a fraction, of which the numerator shall be the then current market price per share of Common Stock (as defined in paragraph (d) below) on the date of such distribution, and of which the denominator shall be the then current market price per share of Common Stock, less the then fair value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights, options or warrants, or of such convertible or exchangeable securities applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of shareholder entitled to receive such distribution.

          In the event of a distribution by the Company to all holders of its shares of Common Stock of the capital stock of a subsidiary or securities convertible into or exercisable for such stock, then in lieu of an adjustment in the number of Warrant Shares purchasable upon the exercise of each Warrant, the Holder of each Warrant, upon the exercise thereof at any time after such distribution shall be entitled to receive the stock or other securities to which such Holder would have been entitled if such Holder had exercised such warrant immediately prior thereto, all subject to further adjustment as provided in this Section 10.1; PROVIDED, HOWEVER, that no adjustment in respect of dividends or interest on such stock or other securities shall be made during the term of a Warrant of upon the exercise of a Warrant.

          (d) For the purpose of any computation under paragraphs (b) and (c) of this Section, the current market price per share of Common Stock at any date shall be average of the daily closing prices for 20 consecutive trading days commencing 30 trading days before the date of such computation. The closing price for each day shall be the last reported sales price regular way or, in case no reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market as reported by NASDAQ or any comparable system. In the absence of one or more such quotations, the Company shall determine the current market price on the basis of such quotations as it considers appropriate.

          (e) No adjustment in the number of Warrant Shares purchasable hereunder shall be required unless and until such adjustment would require an increase or decrease of at least one percent (1%) in the number of Warrant Shares purchasable upon the exercise of each Warrant; PROVIDED, HOWEVER, that any adjustments which by reason of this paragraph (e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be make to the nearest one thousandth of a share.

          (f) Whenever the number of shares purchasable upon the exercise of each Warrant is adjusted as provided in paragraphs (a), (b) and (c) above, the Warrant Price payable upon exercise of each Warrant and the Call Price shall be adjusted by multiplying such Warrant Price and Call Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares purchasable immediately thereafter.

          (g) No adjustment in the number of Warrant Shares purchasable upon the exercise of each Warrant need be made under paragraphs (b) and (c) if the Company issues or distributes to each Holder of Warrants the rights, options, warrants, or convertible or exchangeable securities, or evidence of indebtedness or assets referred to in those paragraphs which each Holder of Warrants would have been entitled to receive had the Warrants been exercised prior to the happening of such event or the record date with respect thereto. No adjustment in the number of Warrant Shares purchasable upon the exercise of each Warrant need be made for sales of Warrant Shares pursuant to a Company plan for reinvestment of dividends or interest. No adjustment need be made for a change in the par value of the Warrant Shares.

          (h) For the purpose of this Section 10.1, the term "shares of Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Company at the date of this Agreement, or (ii) any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to paragraph (a) above, the Holders shall become entitled to purchase any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Warrant Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in paragraph (a) through (g), inclusive, above, and the provisions of Section 5 and Sections 10.02 through 10.04, inclusive, with respect to the Warrant Shares, shall apply on like terms to any such other shares.

          (i) Upon the expiration of any rights, options, warrants or conversion or exchange privileges, if any thereof shall not have been exercised, the Warrant Price and the number of shares of Common Stock purchasable upon the exercise of each Warrant shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if (A) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and (B) such shares of Common Stock, if any, were issued or sold for the consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion or exchange rights whether or not exercised; PROVIDED, FURTHER, that no such readjustment shall have the effect of increasing the Warrant Price by an amount in excess of the amount of the adjustment initially made in respect to the issuance, sale or grant of such rights, options, warrants or conversion or exchange rights.

          SECTION 10.02. DETERMINATION OF CONSIDERATION. Upon any issuance or sale for a consideration other than cash, or a consideration part of which is other than cash, of any shares of Common Stock or any rights or options to subscribe for, purchase or otherwise acquire any shares of Common Stock, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration or as determined in good faith by the Board of Directors of the Company. In case any shares of Common Stock or any rights, options or warrants to subscribe for, purchase or otherwise acquire any shares of Common Stock shall be issued or sold together with other shares, stock or securities or other assets of the Company for a consideration which covers both, the consideration for the issue or sale of such shares of Common stock or such rights or options shall be deemed to be the portion of such consideration allocated thereto in good faith by the Board of Directors of the Company.

          SECTION 10.03. VOLUNTARY ADJUSTMENT BY THE COMPANY. The Company may, at its option, at any time during the term of the Warrants, reduce the then current Warrant Price to any amount deemed appropriate by the Board of Directors of the Company.

          SECTION 10.04. NOTICE OF ADJUSTMENT. (a) Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Warrant Price of such Warrant Shares is adjusted, as herein provided, the Company shall cause the Warrant Agent promptly to mail by first class mail, postage prepaid, to each Holder notice of such adjustment or adjustments and shall deliver to the Warrant Agent a certificate of a firm of independent public accountants selected by the Board of Directors of the Company (who may be the regular accountants employed by the Company) to complete such adjustment in accordance with the terms of this Agreement and prepare a certificate setting forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price of such Warrant Shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

          Such certificate shall be conclusive evidence of the correctness of such adjustment. The Warrant Agent shall be entitled to rely on any such certificate delivered pursuant to this Section 10.04 and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same, from time to time, to any Holder desiring an inspection thereof during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holders to determine whether any facts exist which may require any adjustment of the Warrant Price or the number of Warrant Shares or other stock or property purchasable on exercise thereof, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment.

          (b) Notwithstanding the foregoing, whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Warrant Price of such shares is adjusted, as herein provided, to an extent that such adjustment is equal to or greater than 1% of the Warrant Price in effect prior to such adjustment, but is less than 5% of the Warrant Price in effect prior to such adjustment, the Company shall deliver to the Warrant Agent a certificate setting forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price of such Warrant Shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Notice of any such adjustment or adjustments shall be given to each Holder but a certificate of a firm of independent accountants shall not be required. At the time that such adjustments shall, in the aggregate, be equal to or greater than 5% of the Warrant Price in effect prior to all such adjustments, the aggregate of such adjustments shall be treated in the manner provided in Section 10.04(a).

          SECTION 10.05.  NO ADJUSTMENT OF DIVIDENDS.  Except as provided in
Section 10.01, no adjustment in respect of any dividends shall be made during the term of a Warrant or upon the exercise of a Warrant.

          SECTION 10.06. PRESERVATION OF PURCHASE RIGHTS UPON RECLASSIFICATION, CONSOLIDATION, ETC. In case of any consolidation of the Company with or merger of the Company into another corporation or in case of any sale, transfer or lease to another corporation of all or substantially all the property of the Company, the Company or such successor or purchasing corporation, as the case may be, shall execute with the Warrant Agent an agreement that (i) each Holder shall have the right thereafter upon payment of the Warrant Price in effect immediately prior to such action to purchase upon exercise of each Warrant the kind and amount of shares and other securities and property (including cash) which he would have owned or have been entitled to receive after the happening of such consolidation, merger, sale, transfer or lease had such Warrant been exercised immediately prior to such action, or (ii) in the event that all of the property to which a Holder would be entitled to receive in such an action had such Warrant been exercised immediately prior to such action is cash, then upon surrender of a certificate representing Warrants each Holder shall be entitled to receive cash in the amount of the difference between the amount which such Holder would have paid to exercise such Warrants in full at the Warrant Price in effect immediately prior to such action and the amount of cash which he would have been entitled to receive after the happening of such consolidation, merger, sale, transfer or lease had such Warrant been exercised immediately prior to such action; PROVIDED, HOWEVER, that no adjustment in respect of dividends, interest or other income on or from such shares or other securities and property shall be made during the term of a Warrant or upon the exercise of a Warrant. The Company shall mail by first class mail, postage prepaid, to each Holder, notice of the execution of any such agreement. Such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 10. The provisions of this Section 10.06 shall similarly apply to successive consolidations, mergers, sales, transfers or leases. The Warrant Agent shall be under no duty or responsibility to determine the correctness of any provisions contained in any such agreement relating to the kind or amount of shares of stock or other securities or property receivable upon exercise of Warrants or with respect to the method employed and provided therein for any adjustments and shall be entitled to rely upon the provisions contained in any such agreement.

          SECTION 10.07. STATEMENT ON WARRANTS. Irrespective of any adjustments in the Warrant Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

          SECTION 11. FRACTIONAL INTERESTS. The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 11, be issuable on the exercise of any Warrant (or specified portion thereof), the Warrant Agent shall pay, upon receipt of good funds from the Company, an amount in cash equal to the closing price for one share of the Common Stock, as defined in paragraph (d) of
Section 10.01, on the trading day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction.

          SECTION 12. NO RIGHTS AS STOCKHOLDERS; NOTICES TO HOLDERS. Nothing contained in this Agreement or in any of the Warrants shall be construed as conferring upon the Holders or their transferees the right to vote or to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company. If, however, at any time prior to the expiration of the Warrants and prior to their exercise, any of the following events shall occur:

          (a) the Company shall declare any dividend payable in any securities upon its shares of Common Stock or make any distribution (other than a cash dividend as to which no adjustment in the Warrant Price is to be made as herein provided) to the holders of its shares of Common Stock; or

          (b) the Company shall offer to the holders of its shares of Common Stock any additional shares of Common Stock or securities convertible into shares of Common Stock or any right to subscribe thereof; or

          (c) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger, transfer or lease of all or substantially all of its property, assets, and business as an entirety) shall be proposed;

then in any one or more of said events the Company shall (a) give notice in writing of such event to the Warrant Agent and the Holders as provided in
Section 18 hereof and (b) cause notice of such event to be published once in THE WALL STREET JOURNAL, such giving of notice and publication to be completed at least 20 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, or subscription rights, or for the determination of stockholders entitled to vote on such proposed dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to publish or mail such notice or any defect therein or in the publication or mailing thereof shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or such proposed dissolution, liquidation or winding up.

          SECTION 13. DISPOSITION OF PROCEEDS ON EXERCISE OF WARRANTS; INSPECTION OF WARRANT AGREEMENT. The Warrant Agent shall account to the Company with respect to Warrants exercised two business days thereafter and concurrently pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

          The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holders during normal business hours at its principal office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

          SECTION 14. MERGER OR CONSOLIDATION OR CHANGE OF NAME OF WARRANT AGENT. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the shareholder services business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 16 hereof. In case at the time such successor to the Warrants Agent shall succeed to the agency created by this Agreement, any of the Warrants shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Warrants so countersigned; and in case at that time any of the Warrants shall not have been so countersigned, any successor to the Warrant Agent may countersign such Warrants either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases Warrants shall have the full force provided in the Warrants and in this Agreement.

          In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrants shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignatures under its prior name and deliver such Warrants so countersigned; and in case at that time any of the Warrants shall not have been countersigned, the Warrant Agent may countersign such Warrants whether in its prior name or in its changed name; and all such Warrants shall have the full force provided in the Warrants and in this Agreement.

          SECTION 15. CONCERNING THE WARRANT AGENT. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance of Warrants, shall be bound.

          SECTION 15.01. CORRECTNESS OF STATEMENTS. The statements contained herein and in the Warrants shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrants except as herein otherwise provided. The Warrant Agent will have no obligation to make payment with respect to any Warrants presented unless it shall have been provided by the Company with the necessary funds to pay in full all amounts payable with respect thereto.

          SECTION 15.02. BREACH OF COVENANTS. the Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant to be complied with by the Company.

          SECTION 15.03. PERFORMANCE OF DUTIES. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents (which shall not include its employees) and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

          SECTION 15.04. RELIANCE ON COUNSEL. The Warrant Agent may consult at any time with legal counsel satisfactory to it and the Company (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

          SECTION 15.05. PROOF OF ACTIONS TAKEN. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed conclusively to be proved and established by a certificate signed by the Chairman of the Board, Chief Executive Officer or President, a Vice President, the Treasurer or the Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

          SECTION 15.06. COMPENSATION; INDEMNITY. The Company agrees to pay the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the performance of its duties under this Agreement in accordance with the fee schedule agreed to from time to time by the Company and the Warrant Agent, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature reasonably incurred by the Warrant Agent in the performance of its duties under this Agreement. The Company further agrees to indemnify and hold the Warrant Agent harmless against costs, expenses (including reasonable expenses of legal counsel), losses or damages, which, without gross negligence, willful misconduct or bad faith on the part of the Warrant Agent, may be paid, incurred or suffered by, or to which the Warrant Agent may become subject by reason of or as a result of the administration of its duties hereunder or by reason of or as a result of its compliance with the instructions set forth herein or with any written or oral instructions delivered to the Warrant Agent pursuant hereto, or as a result of defending its actions as Warrant Agent hereunder, including any claim against the Warrant Agent by any Holder.

          SECTION 15.07. LEGAL PROCEEDINGS. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants or the production thereof at any trial or other proceedings relative thereto, any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respect rights or interests may appear.

          SECTION 15.08. OTHER TRANSACTIONS IN SECURITIES OF COMPANY. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants, or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

          SECTION 15.09. LIABILITY OF WARRANT AGENT. The Warrant Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own negligence or bad faith.

          SECTION 15.10. RELIANCE ON DOCUMENTS. The Warrant Agent will not incur any liability or responsibility to the Company or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, documents or instrument reasonably believed by it to be genuine and to have been signed, set or presented by the proper party or parties.

          SECTION 15.11. VALIDITY OF AGREEMENT. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant (except its countersignature thereof); nor shall the Warrant Agent by any act hereunder be deemed to make any representations or warranty as to the authorization or reservation of any Warrant Shares (or other stock) to be issued pursuant to this Agreement or any Warrant, or as to whether any Warrant Shares (or other stock) will, when issued, be validly issued, fully paid and nonassessable, or as to the Warrant Price or the number or amount of Warrant Shares or other securities or other property issuable upon exercise of any Warrant.

          SECTION 15.12. INSTRUCTIONS FROM COMPANY. The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, the Secretary or the Treasurer of the Company, and to apply to such officer for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or officers.

               SECTION 16. CHANGE OF WARRANT AGENT. The Warrant Agent may resign and be discharged from its duties under this Agreement by giving to the Company 30 days notice in writing. The Warrant Agent may be removed by like notice to the Warrant Agent from the Company. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by any Holder (who shall with such notice submit his Warrant for inspection of the Company), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Any successor warrant agent, whether appointed by the Company or such a court, shall be a bank or trust company, in good standing, incorporated under the laws of the United States of America or any state thereof and having at the time of its appointment as warrant agent a combined capital and surplus of at least $100,000,000. After appointment, the successor warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed, but the former Warrant Agent shall deliver and transfer to the successor warrant agent any property at the time held by it hereunder, and execute and deliver for further assurance, conveyance, act or deed necessary for the purpose. Failure to file any notice provided for in this Section 16, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor warrant agent, as the case may be. In the vent of such resignation or removal, the successor warrant agent shall mail, by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor warrant agent.

          SECTION 17. IDENTITY OF TRANSFER AGENT. Forthwith upon the appointment of any subsequent transfer agent for the Common Stock, or any other shares of the Company's capital stock issuable upon the exercise of the Warrants, the Company will file with the Warrant Agent, a statement setting forth the name and address of such subsequent transfer agent.

          SECTION 18. NOTICES. Any notice pursuant to this Agreement by the Company or by any Holder to the Warrant Agent, or by the Warrant Agent or by any Holder to the Company, shall be in writing and shall be delivered in person or by facsimile transmission, or mailed first class, postage prepaid (a) to the Company, at its offices at 1300 PNC Center, 201 East Fifth Street, Cincinnati, Ohio 45202; or (b) the Warrant Agent, at its offices at 127 Public Square, Fifteenth Floor, Cleveland, Ohio 44114. Each party hereto may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice to the other party.

          Any notice mailed pursuant to this Agreement by the Company or the Warrant Agent to the Holders shall be in writing and shall be mailed first class, postage prepaid, or otherwise delivered to such Holders at their respective addresses on the books of the Warrant Agent.

          SECTION 19. SUPPLEMENTS AND AMENDMENTS. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holder, in order to cure and ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not be inconsistent with the provisions of the Warrants and which shall not adversely affect the interests of the Holders.

          This Agreement shall not otherwise be modified, supplemented or altered in any respect except with the consent in writing of the Holders of Warrants representing not less than 50% of the Warrants then outstanding; and PROVIDED, FURTHER, that no change in (i) the number or nature of the securities purchasable upon the exercise of any Warrant, (ii) the Warrant Price or Call Price therefor, (iii) the Expiration Date or Call Date (if such change would have the effect of accelerating either such date), or (iv) the anti-dilution provisions of Section 10 hereof which would adversely affect the interests of any Holder shall be made without, in each case, the consent in writing of the Holder of the certificate representing such Warrant, other than such changes as are specifically prescribed by this Agreement as originally executed or are made in compliance with applicable law.

          SECTION 20. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

          SECTION 21. MERGER OR CONSOLIDATION OF THE COMPANY. The Company will not merge or consolidate with or into, or sell, transfer or lease all or substantially all of its property to, any other corporation unless the successor or purchasing corporation, as the case may be (if not the Company), shall expressly assume, by supplemental agreement satisfactory in form to the Warrant Agent and executed and delivered to the Warrant Agent, the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

          SECTION 22. APPLICABLE LAW. This Agreement and each Warrant issued hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to principles of conflict of laws.

          SECTION 23. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent, and the Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders of the Warrants.

          SECTION 24. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          SECTION 25. CAPTIONS. The captions of the Sections of this Agreement have been inserted for convenience only and shall have no substantive effect.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.


                                             JACOR COMMUNICATIONS, INC.,

                                             by
                                                --------------------------------
                                             ---------
                                                Title:

[Seal]

Attest:


-------------------------
-------
           Secretary


                                             KEYCORP SHAREHOLDER SERVICES, INC.,

                                             by
                                                --------------------------------
                                             ---------
                                                Title:

[Seal]

Attest:


-------------------------
--------
Corporate Trust Officer

                                              EXHIBIT A TO THE WARRANT AGREEMENT


               VOID AFTER 5:00 P.M. EASTERN TIME,           , 2002


No.
                                                  [       ] Warrants


                           JACOR COMMUNICATIONS, INC.

                         COMMON STOCK PURCHASE WARRANTS


          This certifies that, for value received,                     or
registered assigns (the "Holder"), is entitled to purchase from Jacor Communications, Inc., a Delaware corporation (the "Company"), at any time, at the purchase price of $40.00 per share (the "Warrant Price"), the number of shares of Common Stock, $0.01 par value per share, of the Company ("Common Stock"), equal to the number of Warrants shown above multiplied by the fraction [ ] (the "Fraction"). The Fraction, the number of shares purchasable upon exercise of the Warrants and the Warrant Price are subject to adjustment from time to time as set forth in the Warrant Agreement referred to below.

          Warrants may be exercised in whole or in part by presentation of this Warrant Certificate with the Purchase Form on the reverse side hereof duly executed, which signature shall be guaranteed by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program, and simultaneous payment of the Warrant Price at the principal office of KeyCorp Shareholder Services, Inc., (the "Warrant Agent") in the City of Cleveland. Payment of such price shall be made at the option of the Holder hereof in cash or by certified or bank cashier's check drawn upon a bank chartered by the government of the United States or any state thereof.

          The Company shall have the right to redeem any or all of the Warrants at a price per Warrant equal to $12.00 multiplied by the Fraction, as adjusted from time to time as set forth in the Warrant Agreement, on or after three years after the Effective Time as defined in the Warrant

Agreement.

          This Warrant Certificate is issued under and in accordance with a
Warrant Agreement dated as of          , 1997, between the Company and the
Warrant Agent and is subject to the terms and provisions contained in the Warrant Agreement, to all of which the Holder of this Warrant Certificate by acceptance hereof consents. A copy of the Warrant Agreement may be obtained by the Holder hereof upon written request to the Company.

          Upon any partial exercise of the Warrants evidenced by this Warrant Certificate, there shall be countersigned and issued to the Holder hereof a new Warrant Certificate for the shares of Common Stock as to which the Warrants evidenced by this Warrant Certificate shall not have been exercised. This Warrant Certificate may be exchanged at the office of the Warrant Agent by surrender of this Warrant Certificate properly endorsed either separately or in combination with one or more other Warrant Certificates for one or more new Warrant Certificates evidencing the right of the Holder thereof to purchase the same aggregate number of shares as were purchasable on exercise of the Warrants evidenced by the Warrant Certificate or Certificates exchanged. No fractional shares will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement. This Warrant Certificate is transferable at the office of the Warrant Agent in the manner and subject to the limitations set forth in the Warrant Agreement.

          The Holder hereof may be treated by the Company, the Warrant Agent, and all other persons dealing with this Warrant Certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Company any notice to the contrary notwithstanding, and until such transfer on such books, the Company may treat the Holder thereof as the owner for all purposes.

          Neither the Warrants nor this Warrant Certificate entitle any Holder hereof to any of the rights of a stockholder of the Company.

          This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.


DATED:

                                             JACOR COMMUNICATIONS, INC.,

                                             by
                                                --------------------------------
                                                Title:

[Seal]

Attest:


----------------------
Secretary


COUNTERSIGNED:

KEYCORP SHAREHOLDER SERVICES, INC.,
as Warrant Agent


     by
         --------------------------
          Authorized Signature

                           JACOR COMMUNICATIONS, INC.

                                  PURCHASE FORM
                    (To be executed upon exercise of Warrant)

Warrant Agent:

          The undersigned hereby irrevocably elects to exercise the right to purchase ______________ shares of Common Stock evidenced by the within Warrant Certificate, according to the terms and conditions thereof, and herewith makes payment of the purchase price n full by tendering cash or certified or bank cashier's check drawn upon a bank chartered by the government of the United States or any state thereof in the aggregate amount of $_____________. The undersigned requests that certificates for such shares of Common Stock shall be issued in the name of


--------------------------------------------------------------------------------
              (Please print Name, Address and Social Security No.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

and, if said number of shares shall not be all the shares purchasable thereunder, that a New Warrant Certificate for the balance remaining of the shares purchasable under the within Warrant Certificate be issued in the name of the undersigned Warrantholder or his Assignee as below indicated and delivered to the address stated below.

Dated:                ,
      ----------------  -----

Name of Warrantholder or Assignee:
                                  -------------------------
                                        (Please Print)

Address:
        ------------------------------------------------------------------------



        ------------------------------------------------------------------------

                    Signature:
                              --------------------------------------------------

Signature Guaranteed:    (The above signature must correspond with the name as
                         written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatever, unless this Warrant Certificate has been assigned.)

                                   ASSIGNMENT

           (To be signed only upon assignment of Warrant Certificate)


          FOR VALUED RECEIVED, the undersigned hereby sells, assigns and transfers unto
               -----------------------------------------------------------

--------------------------------------------------------------------------
          (Name and Address of Assignee Must be Printer or Typewritten)

the within Warrant Certificate, irrevocably constituting and appointing _____________________________________________, Attorney to transfer said Warrant
Certificate on the books of the Company, with full power of substitution in the premises.


DATED:

Signature Guaranteed:    Signature:
                                   ---------------------------------------------
                                   (The above signature must correspond with the name as written on the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatever.)

                                                                       EXHIBIT H


                                ESCROW AGREEMENT


          THIS ESCROW AGREEMENT ("Escrow Agreement") made as of October 8, 1996, by and among JACOR COMMUNICATIONS, INC., a Delaware corporation ("Acquiror"), REGENT COMMUNICATIONS, INC., a Delaware corporation ("Regent") and PNC BANK, OHIO, N.A., a national banking association ("Escrow Agent").

          W I T N E S S E T H:

     1. MERGER AGREEMENT. Regent and Acquiror hereby jointly deposit with Escrow Agent an executed copy of an Agreement and Plan of Merger dated as of even date herewith, by and between Regent and Acquiror (the "Agreement"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

     2. ESCROW DEPOSIT. Acquiror hereby deposits an irrevocable letter of credit in the principal amount of $10 million, with Escrow Agent named as beneficiary (the "Letter of Credit"), with Escrow Agent as a deposit to be held in escrow hereunder (the "Escrow Deposit"). Escrow Agent acknowledges that it holds the Letter of Credit for the benefit of Regent and, subject to the provisions contained in Section 4 hereof, Escrow Agent shall hold the Escrow Deposit to fund the obligations under Section 5.16 and 8.1 of the Agreement.

     3. LETTER OF CREDIT. The Letter of Credit is due to expire on the first anniversary of the date hereof (the "Expiration Date"). If ten days prior to the Expiration Date (or the expiration date of any subsequent letter of credit) the Letter of Credit shall not have been replaced with a substitute letter of credit having an expiration date no earlier than the Expiration Date, then Escrow Agent shall immediately draw on the Letter of Credit and the proceeds thereof (the "Cash Escrow") shall be payable to Escrow Agent and become the Escrow Deposit hereunder. The Escrow Agent shall invest the Cash Escrow in federally insured interest-bearing money market accounts or certificates of deposit.

     4. DISPOSITION OF ESCROW FUND. The Escrow Agent shall disburse the Escrow Deposit and any accrued interest thereon as follows:

          A. Should the Escrow Agent be served with a notice from the Acquiror and Regent specifying the Closing Date under the Agreement, then the Escrow Agent shall return the Escrow Deposit to Acquiror at the Closing, and Regent and Escrow Agent shall deliver instructions to Banque Paribas (or other issuing bank) that the Letter of Credit be cancelled (if not previously converted to the Cash Escrow).

          B. Should the Escrow Agent receive a notice from Acquiror ("Acquiror's Notice") stating that the Agreement is to be terminated prior to or on the Closing Date pursuant to Section 8.1(A) (2), (3), (4) or (5) of the Agreement, then the Escrow Agent shall send a copy of Acquiror's Notice to Regent and return the Escrow Deposit, together with any interest earned on the Cash Escrow, to the Acquiror, as of the date of termination of the Agreement and Regent and Escrow Agent shall deliver instructions to Banque Paribas (or other issuing bank) that the Letter of Credit be cancelled (if not previously converted to the Cash Escrow), PROVIDED, HOWEVER, that Escrow Agent shall not disburse the Escrow Deposit until twenty days shall have elapsed after the date on which the Escrow Agent sent a copy of Acquiror's Notice to Regent. If the Escrow Agent receives during such twenty day period a conflicting notice from Regent stating that the Acquiror is not entitled to the Escrow Deposit, then Escrow Agent shall make no distribution of the Escrow Deposit unless and until it is instructed by an arbitrator or a court of competent jurisdiction which has resolved the dispute between the parties.

          C. Should the Escrow Agent be served with notice from Regent ("Regent's Notice") specifying that (i) the Acquiror has failed to close the transaction contemplated by the Agreement and the conditions to Acquiror's obligations to close provided in Section 6.1 and Section 6.2 of the Agreement are satisfied, or (ii) Regent is entitled to terminate the Agreement pursuant to
Section 8.1(A)(6) thereof, then the Escrow Agent shall send a copy of Regent's Notice to Acquiror. On the fifth business day after Regent's Notice is given to Escrow Agent, Escrow Agent will, upon Regent's request, draw on the Letter of Credit, and the proceeds thereof shall be payable to Escrow Agent and become the Escrow Deposit (if not previously converted to the Cash Escrow). Escrow Agent shall pay the Escrow Deposit, including any interest earned on the Cash Escrow, to Regent, as a termination fee, PROVIDED, HOWEVER, that Escrow Agent shall not disburse the Escrow Deposit until twenty days shall have elapsed after the date on which the Escrow Agent sent a copy of Regent's Notice to Acquiror. If the Escrow Agent receives during such twenty day period a conflicting notice from Acquiror stating that Regent is not entitled to the Escrow Deposit, then Escrow Agent shall make no distribution of the Escrow Deposit unless and until it is instructed by an arbitrator or a court of competent jurisdiction which has resolved the dispute between the parties.

          D. Notwithstanding the foregoing, the Escrow Agent shall comply with any instructions signed by both Acquiror and Regent concerning disposition of the Escrow Deposit.

     5. CONFLICTING NOTICE. In the event conflicting notice is served upon the Escrow Agent pursuant to Section 4(B) or 4(C) above, then the Escrow Agent may, at its sole option, (a) continue to hold the Escrow Deposit and collect and deposit all interest earned on the Cash Escrow until such time as joint instructions are received from both parties or (b) advise all parties of the filing of an interpleader action in the United States District Court for the Southern District of Ohio, whereupon the Escrow Agent shall then promptly file the interpleader action and place the Escrow Deposit in the registry of the Court. Acquiror and Regent jointly and severally agree to pay the Escrow Agent's costs, including reasonable attorney's fees, which the Escrow Agent may expend or incur in such interpleader suit, the amount of such costs to be fixed and judgment therefor to be rendered by the Court in such suit. Upon the filing of the interpleader action and the payment of the Escrow Deposit into the registry of the United States District Court, the Escrow Agent shall be fully released and discharged from all obligations imposed on it in this Escrow Agreement.

     6. RESPONSIBILITIES OF ESCROW AGENT. Escrow Agent's duties and responsibilities shall be limited to those expressly set forth in this Escrow Agreement. Escrow Agent is acting hereunder as a depository only and shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument which Escrow Agent in good faith believes to be genuine, or for the identity, authority or rights of any person executing or delivering such instrument. Notwithstanding any provision herein incorporating other instruments by reference, except as expressly set forth in Sections 2 and 4 hereof, Escrow Agent shall not be charged with notice of the terms of any such instruments and its duties and responsibilities shall be determined solely by reference to this Escrow Agreement.

     7. NO PERSONAL LIABILITY OF ESCROW AGENT. In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses except for actions taken or not taken in bad faith, willful default or gross negligence, and it shall accordingly not incur any such liability with respect (i) to any action taken or omitted in good faith upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Escrow Agreement, or (ii) to any action taken or omitted in reliance upon any instrument, including, but not limited to Acquiror's Notice, Regent's Notice or other written instructions contemplated herein, not only as to due execution of such instrument and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Escrow Agreement.

     8. EMPLOYMENT OF COUNSEL. Regent and Acquiror, jointly and severally, hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursements, which may be imposed upon Escrow Agent or incurred by Escrow Agent in connection with its acceptance of appointment as Escrow Agent hereunder, or the performance of its duties hereunder, including any litigation arising from this Escrow Agreement or involving the subject matter hereof, except that there shall be no indemnification for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the bad faith, willful misconduct or gross negligence of the Escrow Agent.

     9. RESIGNATION OF ESCROW AGENT. Escrow Agent may resign by giving thirty days prior written notice to Regent and Acquiror; and thereafter, subject to the right of Escrow Agent to be paid its reasonable fees for services and to be compensated for its proper expenses and costs, the resignation of Escrow Agent shall become effective and it shall deliver any remaining money held by it in connection therewith upon the joint written order of the parties hereto, and, upon the delivery of such money against the written receipt thereof by the party so designated, Escrow Agent shall be fully released and acquitted of any further obligation and responsibility under the Escrow Agreement.

          Within 30 days after receiving such notice, Acquiror and Regent jointly will appoint a successor escrow agent to which Escrow Agent may distribute the property then held hereunder, less Escrow Agent's accrued fees and reasonable costs and expenses. Escrow Agent hereby agrees to use commercially reasonable efforts to comply with the issuing bank's conditions for transfer of the Letter of Credit to a successor escrow agent. If a successor escrow agent has not been appointed or has not accepted such appointment by the end of such 30-day period, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and Acquiror and Regent will pay the reasonable costs, expenses and attorneys' fees which are incurred in connection with such proceeding. Notwithstanding the above, if a transfer of the Letter of Credit is prohibited by its terms, or if the Letter of Credit does not expressly permit a subsequent holder to draw on such Letter of Credit, then Escrow Agent shall not deliver the Letter of Credit to the clerk for any such court, but instead either (i) Acquiror shall arrange for the replacement of such Letter of Credit with another Letter of Credit permitting such transfer and permitting the subsequent holder to draw on the replacement Letter of Credit in accordance with the terms hereof and as specified in the replacement Letter of Credit (which shall be on the same terms and conditions contained in the Letter of Credit), in which event the Escrow Agent may deposit such replacement Letter of Credit with the clerk of any such court, or (ii) the Escrow Agent shall draw on such non-transferable Letter of Credit and deliver the proceeds to the clerk of such court.

     10. NOTICES. All notices, demands, orders or other directions to be given under this Escrow Agreement shall be in writing, shall be signed by the persons giving them and shall be deemed sufficiently given only if personally delivered, sent by facsimile (electronically confirmed) or sent by certified mail, postage prepaid, return receipt requested, and addressed as follows:

If to Regent, to:                       Copy to:

Regent Communications, Inc.             Wyatt, Tarrant & Combs
50 E. RiverCenter Boulevard             2800 Citizens Plaza
Suite 180                               Louisville, Kentucky 40202
Covington, Kentucky 41011               Attn:  Stewart E. Conner, Esq.
Attn:  Terry S. Jacobs                  Fax:  (502) 589-0309
Fax:  (606) 292-0352
                                        and
                                        Cravath, Swaine & Moore
                                        825 Eighth Avenue
                                        New York, N.Y. 10019
                                        Attn:  William P. Rogers, Jr.,
                                          Esq.
                                        Fax:  (212) 474-3700

If to Acquiror, to:                     Copy to:

Jacor Communications, Inc.              Graydon, Head & Ritchey
1300 PNC Center                         1900 Fifth Third Center
201 E. Fifth Street                     511 Walnut Street
Cincinnati, OH 45202                    Cincinnati, OH 45202
Attn:  Randy Michaels                   Attn:  John J. Kropp, Esq.
Fax:  (513) 621-0090                    Fax:  (513) 651-3836


If to Escrow Agent, to:

PNC Bank, Ohio, N.A.
201 East Fifth Street
Corporate Trust Department
Third Floor
Cincinnati, OH 45202
Attn:  Jack Hannah
Fax:  (513) 651-7901


or at such other addresses or to the attention of such other person as any of the parties may designate to the other by written notice given in the manner provided above.

     11. ENTIRE AGREEMENT. This Escrow Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

     12. NO ORAL CHANGES. This Escrow Agreement may not be changed, amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

     13. SUCCESSORS AND ASSIGNS. This Escrow Agreement shall inure to the benefit of and be binding upon the respective parties and their respective successors and assigns.

     14. COUNTERPARTS. This Escrow Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

     15. GOVERNING LAW. This Escrow Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of Ohio.

     16. SECTION HEADINGS. The Section headings contained herein are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     17. ESCROW FEE. The Escrow Agent shall be paid an annual fee of $1,000 ("Escrow Fee") which shall be paid upon the execution of this Agreement. Provided that in the event the Escrow Agreement is renewed after the first anniversary of the date hereof for each such renewal the Escrow Agent shall be paid an additional $1,000. Acquiror and Regent shall each pay one-half of said Escrow Fee.


          IN WITNESS WHEREOF, Regent, Acquiror and Escrow Agent have caused this Escrow Agreement to be executed and delivered in their names, by an individual thereunto duly authorized, as of the day and year first above written.


                              REGENT COMMUNICATIONS, INC.


                              By: /s/ Terry S. Jacobs
                                  ----------------------------

                              Title: President
                                    --------------------------


                              JACOR COMMUNICATIONS, INC.


                              By: /s/ R. Christopher Weber
                                  ----------------------------
                              Title: Senior Vice President and
                                     Chief Financial Officer
                                     -------------------------


                              PNC BANK, OHIO, N.A.


                              By: /s/ Jack Hannah
                                  ---------------------------
                              Title: Assistant Vice President
                                    -------------------------

                                                                       EXHIBIT I


          REGISTRATION RIGHTS AGREEMENT dated as of October 8, 1996, among Jacor Communications, Inc., a Delaware corporation ("the Company"), Regent Communications, Inc., a Delaware corporation ("Regent"), and the individuals and entities named in Schedule I hereto (herein referred to collectively as the "Stockholders" and individually as a "Stockholder").


          This Agreement is made pursuant to Section 5.16 of the Agreement and Plan of Merger dated as of October 8, 1996 (the "Merger Agreement"), between the Company and Regent Communications, Inc., a Delaware corporation. In order to induce the Stockholders to consummate the transactions contemplated by the Merger Agreement, and in further consideration therefor, the Company has agreed to execute and deliver this Agreement and provide the registration rights set forth in this Agreement.

          Accordingly, it is hereby agreed as follows:

          1. DEFINITIONS. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement. For purposes of this Agreement the following terms shall have the following meanings:

          "EFFECTIVE PERIOD" means a period commencing on the date of this Agreement and ending on the earlier of (i) the first date as of which all Registrable Securities cease to be Registrable Securities and (ii) the later of
(A) the third anniversary of the Closing Date and (B) the first anniversary of the date on which the last Warrant was exercised.

          "HOLDER" means, subject to Section 9, a holder of Registrable Securities.

          "PROSPECTUS" means the prospectus included in the Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

          "REGISTRABLE SECURITIES" means, collectively, (i) the shares of Acquiror Common Stock issued to Regent Affiliates in connection with the Merger,
(ii) the shares of Acquiror Common Stock issuable upon the exercise of the Warrants (the shares set forth in clauses (i) and (ii) referred to herein as the "Shares"), (iii) the Warrants and (iv) any securities issued or distributed in respect of any Shares or Warrants by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise.

          "REGISTRATION EXPENSES" means any and all expenses incident to performance of or compliance with this Agreement, including, without limitation,
(i) all SEC and securities exchange registration and filing fees (including all expenses incident to any filing with the National Association of Securities Dealers, Inc.), (ii) all fees and expenses of complying with securities or blue sky laws, (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange pursuant to Section 6(h), (v) the fees and disbursements of counsel for the Company and of its independent public accountants and (vi) the reasonable fees and disbursements of one counsel, other than the Company's counsel, selected by the Holders of a majority of the Registrable Securities being registered to represent all Holders of the Registrable Securities being registered in connection with such registration (it being understood that any Holder may, at its own expense, retain separate counsel to represent it in connection with such registration).

          "REGISTRATION STATEMENT" means any registration statement of the Company which covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such Registration Statement, which shall provide for the sale by the Holders of Registrable Securities from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

          "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

          "SEC" means the Securities and Exchange Commission.

          2. SECURITIES SUBJECT TO THIS AGREEMENT. The securities entitled to the benefits of this Agreement are the Registrable Securities. For the purposes of this Agreement, Registrable Securities will cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act and they have been disposed of pursuant to such effective Registration Statement, (ii) such Registrable Securities are distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (iii) such Registrable Securities shall have been otherwise transferred, new certificates for such Registrable Securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such Registrable Securities shall not require registration or qualification of such Registrable Securities under the Securities Act or any state securities or blue sky law then in force, (iv) the Effective Period ends, (v) such Registrable Securities shall have ceased to be outstanding, or (vi) in the written opinion of counsel to the Company, when all Registrable Securities may be transferred by the Holders without registration pursuant to Rule 144 under the Securities Act without regard to the volume limitation or manner of sale limitations contained therein.

          3. SHELF REGISTRATION. The Company shall file and use all reasonable efforts to cause to be declared effective, not later than the Effective Time, a "shelf" Registration Statement on any appropriate form pursuant to Rule 415 (or similar rule that may be adopted by the SEC) under the Securities Act for all the Registrable Securities, which (i) shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof and (ii) shall cover the issuance of Registrable Securities pursuant to the exercise of Warrants. The Company agrees to use its best efforts to keep such Registration Statement continuously effective and usable until the end of the Effective Period; PROVIDED, HOWEVER, that the Company may elect that such Registration Statement not be useable during any Blackout Period (as defined in Section 4).

          4. BLACKOUT PERIOD. The Company shall be entitled to (a) postpone the filing of the Registration Statement otherwise required to be prepared and filed by the

Company pursuant to Section 3 or (b) elect that the Registration Statement not be useable, in each case for a reasonable period of time, but not in excess of 60 days (a "Blackout Period"), if the Company determines in good faith that the registration and distribution of Registrable Securities (or the use of the Registration Statement or related Prospectus) would interfere with any pending financing, acquisition, corporate reorganization or any other corporate development involving the Company or any of its subsidiaries or would require premature disclosure thereof and promptly gives the Holders of Registrable Securities written notice of such determination, containing a general statement of the reasons for such postponement or restriction on use and an approximation of the anticipated delay; PROVIDED, HOWEVER, that the aggregate number of days included in all Blackout Periods during any consecutive 12 months during the Effective Period shall not exceed 120 days.

          5. REGISTRATION PROCEDURES. In connection with the registration obligations of the Company pursuant to Section 3 hereof, the Company shall use its best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, and the Company will, as expeditiously as possible:

          (a) prepare and file with the SEC amendments and post-effective amendments to such Registration Statement and such amendments and supplements to the Prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration or as may be required by the rules, regulations or instructions applicable to the registration form utilized by the Company or by the Securities Act or rules and regulations thereunder for shelf registration or as otherwise necessary to keep the Registration Statement effective for the Effective Period and cause the Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to otherwise comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement through the end of the Effective Period; PROVIDED, HOWEVER, that before filing the Registration Statement or Prospectus, or any amendments or supplements thereto (other than reports required to be filed by it under the Securities and Exchange Act of 1934, as amended, and the rules and regulations adopted by the Commission thereunder), the Company will furnish to the Holders and their counsel for review and comment, copies of all documents proposed to be filed;

          (b) furnish to each Holder of such Registrable Securities such number of copies of such Registration Statement and of each amendment and post-effective amendment thereto (in each case including all exhibits), the Prospectus and Prospectus supplement, as applicable, and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder (the Company hereby consenting to the use (subject to the limitations set forth in the last paragraph of this Section 5) of the Prospectus or any amendment or supplement thereto in connection with such disposition);

          (c) use its best efforts to register or qualify such Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each Holder shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 5(c), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

          (d) notify each Holder of any such Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 5(a), of the Company's becoming aware that the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of any such Holder, prepare and furnish to such Holder a reasonable number of copies of an amendment or supplement to the Registration

     Statement or related Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

          (e) notify each Holder of Registrable Securities covered by such Registration Statement at any time,

               (1) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective,

               (2) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information, and

               (3) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

          (f) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable (but not more than eighteen months) after the effective date of the Registration Statement, an earnings statement which shall satisfy the provisions of Section 10(a) of the Securities Act and the rules and regulations promulgated thereunder; PROVIDED, HOWEVER, that compliance with Rule 158 under the Securities Act shall be deemed to satisfy the provisions of Section 10(a) of the Securities Act and the rules and regulations promulgated thereunder; and

          (g) use reasonable efforts to cause all such Registrable Securities to be listed on any securities exchange on which the Common Stock is then listed, or approved for trading through the Nasdaq Stock Market or any other inter-dealer quotation system through which the Common Stock is then traded, if such Registrable Securities are not already so listed or traded and if such listing or trading is then permitted under the rules of such exchange, provide a transfer agent and registrar for such Registrable Securities covered by such Registration Statement no later than the effective date of such Registration Statement and provide certificates for Registrable Securities covered by a Registration Statement without any restrictive legends.

          The Company may require each Holder of Registrable Securities as to which any registration is being effected to furnish the Company with such information regarding such Holder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

          Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in
Section 5(d) or the commencement of a Blackout Period, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Prospectus or Registration Statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(d), and, if so directed by the Company, such Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period mentioned in Section 5(a) shall be extended by the number of days during the period from the date of the giving of such notice pursuant to Section 5(d) and through the date when each seller of Registrable Securities covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by Section 5(d).

          6. REGISTRATION EXPENSES. The Company will pay all Registration Expenses in connection with all registrations of Registrable Securities pursuant to Section 3 upon the written request of any of the Holders, and each Holder shall pay all other expenses, if any, relating to the sale or disposition of such Holder's Registrable Securities pursuant to the Registration Statement.

          7.  INDEMNIFICATION; CONTRIBUTION.   (a)  INDEMNIFICATION BY THE
COMPANY. The Company agrees to indemnify each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act), and any agent or investment adviser thereof against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses of investigation) incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, any Prospectus or preliminary Prospectus, or any amendment or supplement to any of the foregoing or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or a preliminary Prospectus, in light of the circumstances then existing) not misleading, except in each case insofar as the same arise out of or are based upon, any such untrue statement or omission made in reliance on and in conformity with information with respect to such indemnified party furnished in writing to the Company by such indemnified party or its counsel expressly for use therein.

          (b) INDEMNIFICATION BY HOLDERS OF REGISTRABLE SECURITIES. In connection with the Registration Statement, each Holder will furnish to the Company in writing such information, including with respect to the name, address and the amount of Registrable Securities held by such Holder, as the Company reasonably requests for use in such Registration Statement or the related Prospectus and agrees to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 7(a)) the Company, all other prospective Holders or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling Persons, (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in such Registration Statement or Prospectus or any amendment or supplement to either of them or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances then existing) not misleading, but only to the extent that any such untrue statement or omission is made in reliance on and in conformity with information with respect to such Holder furnished in writing to the Company by such Holder or its counsel specifically for inclusion therein.

          (c) CONDUCT OF INDEMNIFICATION PROCEEDINGS. Any Person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such indemnified party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party may claim indemnification or contribution pursuant to this Agreement (provided that failure to give such notification shall not affect the obligations of the indemnifying person pursuant to this
Section 7 except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure). In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under these indemnification provisions for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation, unless in the reasonable judgment of any indemnified party a conflict of interest is likely to exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels. The indemnifying party will not be subject to any liability for any settlement made without its consent (which will not be unreasonably withheld).

          (d) CONTRIBUTION. If the indemnification from the indemnifying party provided for in this Section 7 is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities and expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in
Section 7(c), any legal and other fees and expenses reasonably incurred by such indemnified party in connection with any investigation or proceeding.

          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by PRO RATA allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7(d), no Holder of Registrable Securities shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Holder were offered to the public (net of all underwriting discounts and commissions, if any) exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 9(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

          If indemnification is available under this Section 7, the indemnifying parties shall indemnify each indemnified party to the full extent provided in
Section 7(a) or (b), as the case may be, without regard to the relative fault of said indemnifying parties or indemnified party or any other equitable consideration provided for in this Section 7(d).

          (e) The provisions of this Section 7 shall be applicable in respect of each registration pursuant to this Agreement, shall be in addition to any liability which any party may have to any other party and shall survive any termination of this Agreement.

          8. RULE 144. Until the end of the Effective Period, the Company covenants that it will file the reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted by the Commission thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder of Registrable Securities, made publicly available other information so long as necessary to permit sales under Rule 144 under the Securities Act), and it will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the written request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

          9. TRANSFER OF RIGHTS. The rights of the Holders of Registrable Securities and Warrants under this Agreement with respect to any Registrable Security may be transferred to any one or more transferees of such Registrable Security or Warrant; PROVIDED, HOWEVER, that such registration rights shall not be transferred to any transferee of Registrable Securities that is entitled to freely resell all of such Registrable Securities without registration or qualification of such securities under the Securities Act or any state securities or blue sky law then in force. Any transfer of registration rights pursuant to this Section shall be effective only upon receipt of a written notice from the relevant Stockholder stating the name and address of any transferee and identifying the Registrable Securities with respect to which the rights under this Agreement are being transferred.

          10. THIRD-PARTY BENEFICIARIES. All Holders of Registrable Securities that have not executed this Agreement as Stockholders are intended to be third party beneficiaries hereof as to the shelf registration of the shares of Acquiror Common Stock issuable upon the exercise of the Warrants, but not as to the shares of Acquiror Common Stock or the Warrants issued to such persons in the Merger.

          11. MISCELLANEOUS. (a) REMEDIES. Each Holder of Registrable Securities in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.

          (b) AMENDMENTS AND WAIVERS. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of Holders of at least a majority in number of the Registrable Securities then outstanding; PROVIDED, HOWEVER, that to the extent any such proposed change should solely affect the rights of the Regent Affiliates under this Agreement, such proposed change shall require the Company to obtain the written consent of at least a majority of the Holders that are Regent Affiliates.

          (c) NOTICES. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telex or telecopier, registered or certified mail (return receipt requested), postage prepaid or courier guaranteeing next day delivery to the parties at the following addresses (or at such other address for any party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof). Notices delivered personally shall be effective upon receipt, notices sent by mail shall be effective three days after mailing, notices sent by telex shall be effective when answered back, notices sent by telecopier shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the next business day after timely deliver to the courier:

          (i) if to a Holder of Registrable Securities, at the address of such Holder provided in Schedule I hereto or at such other address as the applicable Holder may designate to the Company in writing; and

          (ii)  if to Regent at:

                    Regent Communications, Inc.
                    50 E. River Center Boulevard
                    Suite 100
                    Covington, Kentucky 41011

                    Facsimile No.: (606) 292-0352
                with a copy to:

                    Wyatt, Tarrant & Combs
                    2800 Citizens Plaza
                    Louisville, KY 40202

                    Attention:  Stewart E. Connor, Esq.

                    Facsimile No.:  (502) 589-0309

                with a copy to:

                    Cravath, Swaine & Moore
                    Worldwide Plaza
                    825 Eighth Avenue
                    New York, NY 10019

                    Attention:  William P. Rogers, Jr.

                    Facsimile No.: (212) 474-3700


          (iii) If to the Company at:

                    Jacor Communications, Inc.
                    1300 PNC Center
                    201 East Fifth Street
                    Cincinnati, Ohio 45202

                    Facsimile No.: (513) 621-0090



                with a copy to:

                    Graydon, Head & Ritchey
                    1900 Fifth Third Center
                    P.O. Box 6464
                    Cincinnati, OH 45201

                    Attention:  John Kropp, Esq.

                    Facsimile No.: (513) 651-3836

          (d) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors of each of the parties; PROVIDED, HOWEVER, that subject to Section 9, this Agreement and the provisions of this Agreement that are for the benefit of the Holders shall not be assignable by any Holder to any Person and any such purported assignment shall be null and void.

          (e) COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of any executed signature page by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

          (f) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

          (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

          (h) SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Stockholders shall be enforceable to the fullest extent permitted by law.

          (i) ENTIRE AGREEMENT. This Agreement is intended by the parties as a final expression and a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter hereof. There are no restrictions, promises, warranties or undertakings with respect to the subject matter hereof, other than those set forth or referred to herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.


          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                              JACOR COMMUNICATIONS, INC.,

                              by /s/ R. Christopher Weber
                                 ---------------------------
                                 Name:  R. Christopher Weber
                                 Title:  Senior Vice President and
                                         Chief Financial Officer

                              REGENT COMMUNICATIONS, INC.,

                              by /s/ Terry S. Jacobs
                                 ---------------------------
                                 Name:  Terry S. Jacobs
                                 Title:  President

                              [Signatures of parties listed on Schedule I hereto]

                                   SCHEDULE I
                      to the Registration Rights Agreement


Terry S. Jacobs

South Atlantic Venture Fund II, L.P.

South Atlantic Venture Fund III, L.P.

LN Capital Investment Company

Michael J. Connelly

Lepercq, de Neuflize & Co.

J. David Grissom

David A. Jones, Jr.

JG Partnership

William H. Lomicka

Lawrence, Tyrell & Ortale

Richland Ventures, L.P.

Electra Investment Trust, PLC

Southwest Florida Enterprises, Inc.